Exhibit 10.1

PURCHASE AND SALE AGREEMENT

HALLIBURTON ENERGY SERVICES, INC.,

as Seller

and

ENCORE ENERGY PARTNERS OPERATING LLC,

as Buyer

Dated November 9, 2012

Exhibits and Schedules

Exhibit A-1                                           Leases and Lands
Exhibit A-2                                           Units
Exhibit A-3                                           Wells
Exhibit A-4                                           Certain Contracts
Exhibit 1                                               Arbitration Procedures
Exhibit 2                                               Persons with Seller’s Knowledge
Exhibit 3                                               Stipulation
Exhibit 4.1(c)                                       Routine Governmental Approvals, Required Consents andConsents
Exhibit 4.1(e)                                       Litigation
Exhibit 4.1(f)                                        Material Contracts
Exhibit 4.1(g)                                       Commitments, Abandonments or Proposals
Exhibit 4.1(h)                                       Preferential Rights
Exhibit 4.1(q)                                       Specified Leases and Specified Wells
Exhibit 6.4                                            Interim Operations
Exhibit 9.2(a)                                       Form of Assignment
Exhibit 9.3(b)                                       Bonding Requirements
Schedule I                                           Allocated Amounts for Oil and Gas Properties

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated November 9, 2012, is entered into by and between ENCORE ENERGY PARTNERS OPERATING LLC, a Delaware limited liability company (“Buyer”), and HALLIBURTON ENERGY SERVICES, INC., a Delaware corporation (“Seller”).

RECITALS

A.           Seller owns Seller’s Interest in the Assets.

B.           Seller desires to sell, and Buyer desires to purchase, Seller’s Interest in the Assets upon the terms and conditions as set forth in this Agreement.

C.           Vanguard Natural Resources, LLC, a Delaware limited liability company and the indirect owner of all of the outstanding membership interests of Buyer (“Parent”), will execute and deliver to Seller a Guarantee (the “Parent Guarantee”) guaranteeing to Seller the due and punctual payment and performance by Buyer of all of its Liabilities, covenants and agreements arising under or pursuant to this Agreement.

AGREEMENT

The Parties, in consideration of the amounts paid and the mutual covenants, representations and agreements set forth herein, and intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions and References

Section 1.1.   Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the sections, subsections or other subdivisions referred to below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise and, specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in such partnership or limited liability company.

“Agreed Rate” means the rate of interest equal to the lesser of (i) one percent (1%) per annum and (ii) the maximum rate allowed by Applicable Laws.

“Agreement” means this Purchase and Sale Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

“Allocated Amount” is defined in Section 3.3.

“Applicable Environmental Laws” means any Law, as in effect on the date hereof, that imposes liability or standards of conduct concerning, or is designed to regulate the condition of or protect, ambient air, water, groundwater, soil or land, including Laws relating to the generation, treatment, storage, disposal, cleanup, transport or handling of any Hazardous Substance or Hydrocarbons, or relating to the registration or notification of products, chemicals or Hazardous Substances or the uses or applications of products, chemicals or Hazardous Substances.

“Applicable Laws” means all Laws of any Governmental Authority having jurisdiction over the business or operations of the Seller pertaining to the Assets.

“Arbitration Procedures” is defined in Section 7.10(d).

“Asset” and “Assets” are defined in Section 2.1.

“Assignments” is defined in Section 9.2(a).

“Associated Party” means successors, assigns, directors, officers, managers, employees, agents, contractors, subcontractors and Affiliates.

“Available Geological Data” means Geological Data that is related to the Lands and is either (i) owned by Seller, free of any Third Party restriction on transfer, or (ii) licensed to Seller, free of any Third Party restriction on transfer or for which Consent to such transfer has been obtained prior to the Cut-Off Date, in accordance with Section 6.6.

“Base Purchase Price” is defined in Section 3.1.

“Basic Documents” is defined in Section 4.1(f).

“Best Reasonable Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible; provided, however, that a Person required to use Best Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefit to such Person of this Agreement and the Transaction or to dispose of or make any change to its business, expend any funds or assume any Liability other than as is customary and reasonable in nature and amount under such circumstances or incur any other similar burden.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, or any event that, with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Texas are permitted or required to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer’s Indemnified Loss” or “Buyer’s Indemnified Losses” are defined in Section 12.2.

“Buyer Termination Date” means January 15, 2013.

“Casualty Loss” is defined in Section 13.1.

“Claim” means, collectively, claims, demands, causes of action, lawsuits and other Proceedings asserted or filed by any Person, including (i) a Governmental Authority, (ii) a Person holding rights under any Basic Document, (iii) a Party or an Associated Party of Buyer or Seller or (iv) a Third Party.

“Closing” is defined in Section 9.1.

“Closing Date” means (i) the Scheduled Closing Date, (ii) such later date as may be designated by Seller pursuant to Section 6.5 or (iii) such other date and time as the Buyer and Seller may mutually agree upon in writing; provided that, if the Closing occurs, the Closing Date shall be the date of such occurrence.

“Code” means the U.S. Internal Revenue Code of 1986.

“Compensation Claims” is defined in Section 13.1.

“Condition of the Assets” is defined in Section 12.1(c).

“Confidentiality Agreement” is defined in Section 15.1.

“Consent” means a consent or other approval, other than a Preferential Right, pertaining to the assignment of Seller’s Interest in an Asset to Buyer.

“Contracts” is defined in Section 2.1(d).

“Cut-Off Date” means the day that is four (4) Business Days before the Scheduled Closing Date.

“Defensible Title” is defined in Section 7.1.

“Deferred Matters Date” is defined in Section 7.10(c).

“Deposit” is defined in Section 3.2(a).

“Disclosure Schedules” is defined in Section 4.2(a).

“Disputed Defect Amount” is defined in Section 7.10(a).

“Disputed Purchase Price Adjustment” is defined in Section 7.10(a).

“Dollars” means U.S. dollars.

“Effective Date” is defined in Section 9.2(a).

“Eligible Environmental Defect” is defined in Section 7.8(c).

“Eligible Title Defect” is defined in Section 7.4(a).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, Lien, option, escrow, right-of-way, easement, encroachment, servitude, preemptive right, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enerplus” means Enerplus Resources (USA) Corporation (f/k/a Lyco Energy Corporation).

“Enerplus PRP” means the Preferential Right contained in the Restated Montana JDA.

“Environmental Deductible” is defined in Section 7.8(c).

“Environmental Defect” is defined in Section 7.8(b).

“Environmental Defect Amount” is defined in Section 7.8(c).

“Environmental Information” is defined in Section 7.8(a).

“Excluded Assets” is defined in Section 2.2.

“Execution Date” means the date first set forth hereinabove.

“FIRPTA Certificate” means a certificate substantially in the form of the sample certification in Section 1.1445-2(b)(2)(iv)(B) of the applicable Treasury regulations certifying that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code, nor a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the applicable Treasury regulations.

“First Purchaser Division Order” means a division order executed by Seller in favor of a Person who purchases Hydrocarbons from Seller.

“GAAP” means generally accepted accounting principles for financial reporting in the United States of America.

“Geological Data” means all seismic data, velocity, magnetic, surface and other surveys, logs, seismic sections, surface or subsurface maps, plats, charts and other geological and geophysical data or other like information customarily used in connection with Hydrocarbon exploration.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation, tribe or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

 “Hazardous Substance” means any waste material, product or substance that, because of its composition, concentration and location, is regulated, controlled or defined as hazardous or toxic under any Applicable Environmental Law.

“Hedge Contract” means any Contract to which Seller is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions or any derivative instrument as defined in Accounting Standards Codification Section 815.

“Hydrocarbons” means crude oil, distillate, drip gasoline, natural gas, casinghead gas or associated gas, condensate, natural gas liquids and other liquid or gaseous hydrocarbons.

“Indemnified Party” means any Person entitled to and claiming indemnification under any provision of this Agreement.

“Indemnifying Party” means the Party against whom any Indemnified Party asserts a claim or demand for indemnification under any provision of this Agreement.

“Indemnity Threshold Amount” is defined in Section 12.6(a).

“Lands” is defined in Section 2.1(b).

“Law” or “Laws” means any federal, state, tribal, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Lease” or “Leases” is defined in Section 2.1(a).

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means a lien, charge, security interest, pledge, mortgage, deed of trust or similar burden on title.

“Loss” means losses, deficiencies, Liabilities, damages, assessments, judgments, costs and expenses, including attorneys’ fees (both those incurred in connection with the defense or prosecution of an indemnifiable claim and those incurred in connection with the enforcement of this Agreement).

“Materials” is defined in Exhibit 1.

“Material Adverse Effect” means,

(i) with respect to Seller, any events, changes or effects that would reasonably be expected to result in Liabilities of Seller in excess of Ten Million Dollars ($10,000,000) and,

(ii)  with respect to Buyer, any events, changes or effects affecting Buyer’s ability to own and produce Hydrocarbons from the Assets after the Closing that would reasonably be expected to result in Liabilities of Buyer in excess of Ten Million Dollars ($10,000,000);

provided, however, that Material Adverse Effect shall exclude any change or effect arising from (i) changes or developments in economic conditions affecting the oil and gas exploration and production industry, generally or regionally; (ii) changes or developments in the economy in general or financial and securities markets, in each case in the United States or globally; (iii) any change resulting from the announcement or pendency of the Transaction; (iv) any change resulting from compliance by Seller or Buyer, as the case may be, with the terms of, or the taking of any action contemplated or permitted by, this Agreement, including effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (v) any change or proposed change of Law or GAAP or other regulatory accounting requirements or interpretations thereof; (vi) the commencement of a war, the escalation of hostilities or any act of terrorism; (vii) changes in the prices of Hydrocarbons; (viii) any declines in Well performance that do not result from the gross negligence of Seller; (ix) failure alone to meet internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying reasons for such failure shall be taken into account in determining whether there has been a Material Adverse Effect); (x) fluctuations in currency exchange rates; or (xi) acts of God, including hurricanes and storms, or acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or Buyer, as the case may be).

“Material Contracts” is defined in Section 4.1(f).

“Montana JDA” means, collectively, the Restated Montana JDA and the Original Montana JDA.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced, saved and marketed from or attributable to an Oil and Gas Property.

“NORM” means naturally occurring radioactive materials.

“Oil and Gas Property” and “Oil and Gas Properties” are defined in Section 2.1.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Original Montana JDA” means that certain Joint Development Agreement dated March 14, 2000, entered into by Seller and Enerplus.

“Parent” is defined in the recitals of this Agreement.

“Parent Guarantee” is defined in the recitals of this Agreement.

“Party” means, individually, Buyer or Seller, and “Parties” means, collectively, Buyer and Seller.

“Permitted Encumbrances” is defined in Section 7.2.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Plugging and Abandonment” and “plug and abandon” and its derivatives mean all plugging, replugging, abandonment, equipment removal, disposal or restoration associated with the Assets, including, but not limited to, all plugging and abandonment, removal, surface restoration (including restoration of wetlands, marshes and water bottoms restoration), site clearance and disposal of the Wells, well cellars, structures and personal property located on or associated with the Assets (whether drilled or placed on Assets prior to or after the Effective Date), the removal and capping of all associated flowlines, field transmission and gathering lines, the removal of underwater obstructions, pit closures, the restoration of the surface, site clearance, and any disposal of related waste materials, including NORM and asbestos, all in accordance with Applicable Laws and the terms and conditions of the Leases, beneficial interests, easements and Contracts, and requirements of Governmental Authorities.

“Preferential Rights” means preferential rights to purchase the Seller’s Interest in some or all of the Assets arising as a result of or in connection with (i) the sale or assignment by Seller of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the Transaction.

“Press Release” is defined in Section 16.13.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” is defined in Section 3.1.

“Records” is defined in Section 2.1(f).

“Required Consent” is defined in Section 4.1(c).

“Retained Liabilities” means any Liabilities of Seller pertaining to Seller’s Interest in the Assets that are (i) due and owing to Seller’s officers, employees or Affiliates, (ii) arising from the Excluded Assets, whether such Liabilities arise before or after the Effective Date, (iii) associated with any personal injury or death occurring prior to the Effective Date, or (iv) attributable to periods prior to the Effective Date in regard to (A) furnishing makeup natural gas and/or settling imbalances attributable to the Assets according to the terms of applicable natural gas sales, processing, gathering or transportation contracts, to extent not determined and settled as provided in Section 11.5 of this Agreement, (B) paying working interests, royalties, overriding royalties, and other interests measured by or payable out of production from the Assets, (C) paying Taxes with respect to the Assets and Hydrocarbons produced therefrom; provided, however that all of the Retained Liabilities under this clause (iv) shall be deemed to automatically expire on the first anniversary of the Closing Date and, at and after such time, Buyer shall indemnify Seller for all of the Retained Liabilities contemplated by this clause (iv); except that, to the extent that any Claims for indemnification have been asserted in accordance with Section 12.4 of this Agreement prior to the first anniversary of the Closing Date with respect to the Retained Liabilities under this clause (iv), then such asserted Claims for indemnification shall continue to survive against Seller after the first anniversary of the Closing Date until such asserted Claims for indemnification are resolved in accordance with the terms of this Agreement; provided, however, that, notwithstanding the foregoing, the Retained Liabilities do not include Liabilities comprising or arising from the Condition of the Assets, or any Title Defects or Environmental Defects for which Buyer has received a reduction in the Base Purchase Price.

“Restated Montana JDA” means that certain Restated Joint Development Agreement dated December 20, 2001, entered into by Seller and Enerplus.

“Routine Governmental Approvals” is defined in Section 4.1(c).

“Schedule Supplement” is defined in Section 4.2(b).

“Scheduled Closing Date” means the date that is ten (10) Business Days after the Execution Date; provided that in the event that Buyer notifies the Seller prior to the Cut-Off Date that Buyer in good faith requires additional time (due to Buyer’s lack of familiarity with title to the Assets) to complete its title due diligence with respect to the Assets, the Scheduled Closing Date (and, as a result, the Cut-Off Date), will be extended up to an additional five (5) Business Days (but in no event to a date later than fifteen (15) Business Days after the Execution Date), subject to the approval of the Seller, which will not be unreasonably withheld or delayed past the Cut-Off Date, if Buyer can reasonably demonstrate such need for such additional time.

“SEC” is defined in Section 16.18.

“Securities Act” is defined in Section 16.18.

“Seller” is defined in the preamble of this Agreement.

“Seller’s Indemnified Loss” or “Seller’s Indemnified Losses” is defined in Section 12.1.

“Seller’s Interest” is defined in Section 2.1.

“Seller’s Knowledge,” “to Seller’s Knowledge” and any similar phrase means, with respect to Seller, the actual knowledge of the Persons listed in Exhibit 2, and the use of such words or phrase to qualify any statement or representation herein means that none of such Persons have any actual knowledge that such statement or representation is not true or correct, in each case without requirement for conducting any special or particular investigation.

“Seller’s Oilfield Services Business” is defined in Section 2.4(a).

“Seller’s Oilfield Services Technology” is defined in Section 2.4(b).

“Seller Response Deadline” means 5:00 p.m. Central Time on the date that is three (3) Business Days before the Closing Date.

“Seller Termination Date” means December 24, 2012; provided that if Seller extends the Closing Date in accordance with Section 6.5(a) to a date that is after December 24, 2012, the Seller Termination Date shall be the date that is one (1) day after such extended Closing Date.

“Specified Leases” is defined in Section 4.1(q).

“Specified Wells” is defined in Section 4.1(q).

“Stipulation” means that certain Stipulation of Interests, Cross-Conveyance and Assignment, a preliminary draft (subject to change) of which is attached hereto as Exhibit 3.

“Survival Period” is defined in Section 16.1(a).

“Suspended Amounts” means those amounts, if any, that are owing to Third Party owners of royalty, overriding royalty, working or other interests in respects of past production of Hydrocarbons attributable to the Oil and Gas Properties that are held in suspense by Seller for any reason as of the Closing Date.

“Tax” means all federal, state, tribal and local taxes or similar assessments or fees, together with all interest, fines, penalties and additions thereto.

“Termination Threshold” is defined in Section 7.4(c).

“Third Party” means a Person other than Buyer, its Affiliates, Seller and its Affiliates.

“Title Deductible” is defined in Section 7.4(a).

“Title Defect” is defined in Section 7.3.

“Title Defect Amount” is defined in Section 7.4(a).

“Transaction” means, collectively, the sale and purchase of Seller’s Interest in the Assets and the other transactions contemplated by this Agreement.

“Unit” or “Units” means all rights, title and interest of Seller in any pooled or unitized or communitized acreage by virtue of the Lands being a part thereof arising under or pursuant to any order, rule, regulation or other governmental act creating or approving any pooled unit, unit or communitized area, including the units listed on Exhibit A-2.

“Well” or “Wells” means all well bores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells and water wells, located on or bottomed under the Lands, including the wells listed on Exhibit A-3.

“Working Interest” means that part (expressed as a percentage or decimal fraction) of the costs and expenses attributable to the maintenance, development, operation, Plugging and Abandonment and remediation of an Oil and Gas Property.

Section 1.2.   References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.  Pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(h) Reference to any Law means, unless otherwise provided herein, such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including the rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means, unless otherwise provided herein, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(i) “Including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(j) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

(k) References to documents, instruments or agreements shall also be deemed to refer to all addenda, exhibits, schedules or amendments thereto.

(l) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP, as consistently applied by Seller.

(m) Any reference to “the date hereof” means the Execution Date.

(n) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II

Assets To Be Sold and Purchased

Section 2.1.   Assets.  Seller agrees to sell, and Buyer agrees to purchase, for the consideration hereinafter set forth and subject to the terms and provisions herein contained, all right, title and interest of Seller in and to, or otherwise derived from, the following described properties, rights and interests (of whatever kind or character, whether legal or equitable and whether vested or contingent) (but excluding the Excluded Assets) (such right, title and interest, “Seller’s Interest”):

(a) the oil, gas and/or mineral leases that are described on Exhibit A-1 hereto and any ratifications, renewals, extensions or amendments of such leases (individually, a “Lease” and, collectively, the “Leases”);

(b) the Hydrocarbons in and under or that may be produced from the lands described on Exhibit A-1 hereto (such lands, the description of which is either set forth on Exhibit A-1 or incorporated therein by reference to a description in another document, herein called the “Lands”), and all interests in oil, gas and/or mineral properties, rights and undivided interests, to the extent they cover the Lands, including, but not limited to, fee, mineral, royalty and overriding royalty interests, net profits interests, fee mineral interests, fee royalty interests, payments out of Hydrocarbon production, and other rights, including contractual rights to Hydrocarbon production, and contractual rights providing for the acquisition or earning of any such interest, and other interests (in each case, insofar and only insofar as they cover or affect the Lands);

(c) all presently existing and valid oil, gas and/or mineral unitization, pooling and/or communitization agreements, declarations and/or Orders (including the Units listed on Exhibit A-2 and all other units formed under Orders, rules, regulations or other official acts of any Governmental Authority having jurisdiction and voluntary unitization agreements, designations and/or declarations) to the extent that they relate to any of the Leases, Lands or other properties described in subsections (a) and (b) above;

(d) all presently existing and valid production sales contracts, operating agreements, permits, licenses, servitudes, easements, rights-of-way, gas purchase and sale contracts (wherein Seller is a selling party), crude purchase and sale agreements (wherein Seller is a selling party), surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, processing agreements, options, leases of equipment or facilities and other contracts, agreements and rights, in each case to the extent that they relate to any of the Leases, Lands or other properties described in subsections (a), (b) and (c) above, including those that are set forth on Exhibit A-4 but excluding the Leases and any division orders (the “Contracts”);

(e) all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all liquid Hydrocarbons or products in storage or in pipelines, all Wells including the Wells listed in Exhibit A-3, all wellhead and down hole pipe and equipment, pumping units, pipelines, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems and other equipment) located on the Leases, Lands or other properties described in subsections (a), (b) and (c) above and used or useful, currently or previously, in connection with the exploration, development, operation or maintenance thereof; and

(f) all of the files, records and data to the extent directly relating to the items described in subsections (a), (b), (c), (d) and (e) above, such as lease files, land files, division order files, production records, well files, accounting records (but not including general financial accounting or Tax accounting records), and other similar files and records (the “Records”), including title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and Available Geological Data, production records, logs, core data, pressure data and decline curves and graphical production curves and all related matters.

The properties, rights and interests identified in the foregoing subsections (a), (b) and (c), except for the Excluded Assets, as defined below, are herein sometimes collectively called, the “Oil and Gas Properties” and individually called an “Oil and Gas Property,” and the properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e) and (f), except for the Excluded Assets, are herein sometimes collectively called the “Assets” and individually called an “Asset.”

Section 2.2.   Excluded Assets.  Subject to the terms in this Section 2.2, the Assets do not include, Seller does not intend to sell and Seller expressly excepts and excludes therefrom and reserves to Seller, as of the Execution Date and at the Closing:

(a) all rights and interests in the Leases and the Lands that are expressly reserved and retained by Seller in the Assignments;

(b) all rights and choses in action arising, occurring or existing in favor of Seller prior to the Effective Date or arising out of or attributable to the operation of or production of Hydrocarbons from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date);

(c) all contracts of insurance or indemnity, subject to Section 13.1;

(d) all Hydrocarbon production from or attributable to Seller’s Interest in the Assets with respect to all periods prior to the Effective Date as described in Section 11.1 and all proceeds attributable thereto;

(e) any refund of costs, Taxes or expenses actually paid by Seller attributable to the period prior to the Effective Date;

(f) any other right or interest in and to the Assets to the extent attributable to the period prior to the Effective Date;

(g) copies (but not the originals) of all Records;

(h) all cash, checks, funds and accounts receivable attributable to Seller’s Interest in the Assets, deposits with Governmental Authorities, contractors and vendors, and other cash equivalents, in any case to the extent that such amount was generated from transactions occurring prior to the Effective Date or such deposit was made prior to the Effective Date, and without limiting the adjustments to the Base Purchase Price as provided in Article XI;

(i) all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller (other than the Available Geological Data);

(j) Seller’s Oilfield Services Business and Seller’s Oilfield Services Technology;

(k) Geological Data and licenses of Geological Data to the extent containing information not solely related to the Assets;

(l) surety bonds, plugging bonds, abandonment bonds and other bonds posted at the request of Seller, and security deposits and other security furnished by Seller or its predecessors in interest;

(m) all of the following Records: (1) records that are subject to attorney-client privilege, work product immunity or other privileges against disclosure enjoyed by Seller or any of its Associated Parties, (2) records or Geological Data that Seller is prohibited from disclosing under licensing, confidentiality or other agreements with Third Parties or Affiliates (other than Available Geological Data), (3) litigation records and records prepared in anticipation of litigation, communications to and from attorneys, and investigative reports that are subject to attorney-client privilege (other than title opinions, which are included in the Records), (4) corporate, financial, Tax and other business records, information, policies and manuals, (5) interpretive, predictive or internal evaluative or decisional material, such as booked reserves, economic analyses, pricing forecasts and management presentations, (6) records that relate to negotiations with Buyer, Affiliates or Third Parties with respect to the sale of the Assets, (7) trade secrets, work processes or proprietary technology of Seller or its Affiliates, whether or not used in connection with the operation of the Assets, (8) regional geological studies that are not solely related to the Assets and (9) books and records concerning or relating to Seller’s Oilfield Services Business and Seller’s Oilfield Services Technology;

(n) all Hedge Contracts;

(o) material or equipment used, consumed or disposed of in the ordinary course of business prior to the Closing; and

(p) any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller.

These excluded properties, rights and interests specified in the foregoing subsections (a) through (p), inclusive, of this Section 2.2 are collectively referred to as the “Excluded Assets.”  It is understood that certain of the Excluded Assets may not be embraced by the term Assets.  The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Assets and shall not be used to interpret the meaning of any word or phrase used in describing the Assets.

Section 2.3.   Ownership of Assets; Effective Date.

(a) If the Transaction is consummated in accordance with the terms and provisions hereof, the ownership of Seller’s Interest in the Assets shall be transferred from Seller to Buyer on the Closing Date but effective as of the Effective Date at 7:00 a.m., local time, at the respective locations of the Oil and Gas Properties.

(b) Seller shall be entitled to all of the rights (including the right to all Hydrocarbon production, proceeds of Hydrocarbon production and other proceeds) of ownership, and subject to the terms and provisions of this Agreement, shall be subject to the duties and obligations of such ownership, attributable to Seller’s Interest in the Assets with respect to periods of time prior to the Effective Date.

(c) Subject to the terms and provisions of this Agreement, Buyer shall be entitled to all of the rights (including the right to all Hydrocarbon production, proceeds of Hydrocarbon production and other proceeds) of ownership, and shall be subject to the duties and obligations of such ownership, attributable to Seller’s Interest in the Assets with respect to periods of time from and after the Effective Date; provided, however, that (i) Seller shall have the right to retain all proceeds (including proceeds of Hydrocarbon production) attributable to Seller’s Interest in the Assets that are received by Seller before the Closing Date, and (ii) to the extent such amounts retained by Seller are attributable to the period of time between the Effective Date and the Closing Date, such amounts shall be the subject of adjustments to the Base Purchase Price as provided in Article XI.

Section 2.4.   Seller’s Oilfield Services.  Seller performs oilfield services for, and/or provides oilfield products to, operators in the exploration and production business, currently and/or previously including the Person(s) who operate or have operated one or more of the Oil and Gas Properties.  Such oilfield services and/or products include drilling fluids and bits, directional drilling services and pumping, cementing, stimulation, completion, logging and other oilfield products and services.

(a) Seller is not selling nor encumbering hereby, and the Assets do not include, any of the property, assets, rights, business opportunities or business operations owned, held or used by Seller or any of its Affiliates relating to oilfield services and/or products, including any Halliburton Services (as defined in the Restated Montana JDA) (“Seller’s Oilfield Services Business”).  For the avoidance of doubt, Seller’s Oilfield Services Business shall not include Seller’s ownership in the Hydrocarbons in and under or that may be produced from the Lands.

(b) Seller is not selling nor encumbering hereby, and the Assets do not include, any trade secrets, know-how, techniques, field studies, tools, work processes or technology, or intellectual property or intellectual property rights, owned, held or used by Seller or any of its Affiliates relating to Seller’s Oilfield Services Business (“Seller’s Oilfield Services Technology”).

(c) Seller hereby retains all rights to perform oilfield services pursuant to the Montana JDA or any other contract, such that Buyer will not acquire any right to engage in Seller’s Oilfield Services Business.

ARTICLE III

Base Purchase Price

Section 3.1.   Base Purchase Price.  The purchase price for Seller’s Interest in the Assets shall be One Hundred and Thirty-One Million Dollars ($131,000,000)(such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the Parties, being herein called the “Base Purchase Price”).  The Base Purchase Price shall be adjusted as follows:

(a) The Base Purchase Price shall be increased by the sum of the following:

(i) as provided in Section 7.7 (Upward Adjustments); and

(ii) any net credit amount paid to or retained by Seller pursuant to Sections 11.2 and 11.5 for the period beginning on the Effective Date and ending on the Closing Date.

(b) The Base Purchase Price shall be decreased by the sum of the following:

(i) as provided in Section 6.5 and Section 7.6 (for Oil and Gas Properties excluded from the Transaction because of Preferential Rights that were exercised and Required Consents that were not obtained);

(ii) as provided in Section 6.4(c)(ii) (for failure to maintain and keep the Oil and Gas Properties in full force and effect caused by Seller’s gross negligence or willful misconduct);

(iii) as provided in Section 7.4(c) (certain uncured Title Defects) and Section 7.8(e) (certain uncured Environmental Defects);

(iv) any net credit amount paid to or received by Buyer under Sections 11.2 and 11.5 for the period beginning on the Effective Date and ending on the Closing Date; and

(v) as provided in Section 13.1 (casualty losses).

The Base Purchase Price, as adjusted by clauses (a) and (b) above and as further adjusted after the Closing pursuant to Article XI, is called the “Purchase Price.”

Section 3.2.   Deposit.

(a) Buyer shall pay to Seller, not later than one (1) Business Day after the Execution Date, an amount equal to ten percent (10%) of the Base Purchase Price (being Thirteen Million, One Hundred Thousand Dollars ($13,100,000); such amount being herein called the “Deposit”), by wire transfer of immediately available funds to an account designated by Seller on or before the Execution Date.

(b) In the event the Transaction is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing.

(c) In the event this Agreement is terminated under Section 9.4, the Deposit shall either be returned to Buyer or retained by Seller as provided in Section 9.6.

(d) The Deposit shall bear interest at the Agreed Rate, and, if the same is returned to Buyer or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment or credit shall be in the amount of the Deposit plus the amount of such interest.

Section 3.3.   Allocation of Purchase Price.  The Base Purchase Price has been allocated to the various Oil and Gas Properties in the manner and in accordance with the respective “Allocated Amount” set forth on Schedule I.  If any adjustment is made to the Base Purchase Price pursuant to Article VII, a corresponding “dollar-for-dollar” adjustment shall be deemed to be automatically made to the Allocated Amount of the affected Oil and Gas Property in Schedule I.

ARTICLE IV

Representations of Seller

Section 4.1.   Representations of Seller.  Seller represents to Buyer, as of the Execution Date and as of the Closing Date, that:

(a) Organization and Qualification.  Seller is a corporation, organized and legally existing and in good standing under the laws of the State of Delaware, and is qualified to do business and is in good standing in the State of Montana.  Seller is also qualified to own Seller’s Interest in Oil and Gas Properties with all applicable Governmental Authorities having jurisdiction over the Assets to the extent such qualification is necessary in respect of Seller’s Interest in the Assets.

(b) Due Authorization.  Seller has full corporate power to enter into and perform its obligations under this Agreement and the Assignments to which it is or will be a signatory and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Seller of this Agreement and each Assignment to which it is or will be a signatory have been duly authorized by all requisite corporate action on the part of Seller.

(c) Approvals.  Subject to (i) the receipt of the approvals (“Routine Governmental Approvals”) required to be obtained from Governmental Authorities who are lessors under Leases (or who administer such Leases on behalf of such lessors) listed on Part I of Exhibit 4.1(c), which are customarily obtained post-closing, (ii) the receipt of the Consents listed on Part II of Exhibit 4.1(c) (the “Required Consents”), (iii) those matters listed on Part III of Exhibit 4.1(c) or Exhibit 4.1(h), and (iv) the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements, none of the execution and delivery of this Agreement, the consummation of the Transaction or Seller’s performance of its obligations hereunder will result in any default under any Contract or Lease to which Seller is a party or, to Seller’s Knowledge, by which Seller’s Interest in the Assets are bound, or, to Seller’s Knowledge, violate any Order or Law applicable to Seller or to Seller’s Interest in the Assets.

(d) Valid, Binding and Enforceable; No Conflict.  This Agreement constitutes, and the Assignments provided for herein to be delivered at Closing will constitute, when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as limited by bankruptcy or other laws applicable generally to creditors’ rights and as limited by general equitable principles. The execution and delivery by Seller of this Agreement and the Assignments to which it is or will be a party do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transaction will not, conflict with the terms, conditions or provisions of Seller’s certificate of incorporation or by-laws.

(e) Litigation.  Other than those listed on Exhibit 4.1(e), there are no Proceedings pending in which Seller is a party or, to Seller’s Knowledge, that have been threatened to be instituted against Seller that, in either case, affect Seller’s Interest in the Assets or that affect Seller’s execution and delivery of this Agreement or Seller’s ability to perform the Transaction.

(f) Basic Documents.  Seller is not in material Breach of the Leases, or any material Contract, and to Seller’s Knowledge, all of the Leases are set forth on Exhibit A-1 and the material Contracts are set forth on Exhibit 4.1(f) (the “Material Contracts”) (the Leases and the Material Contracts being herein called the “Basic Documents”).  All of the Material Contracts, and to Seller’s Knowledge, all of the Leases, are in full force and effect and are the valid and legally binding obligations of Seller (to the extent Seller is party thereto), and, to Seller’s Knowledge, all of the Basic Documents are the valid and legally binding obligations of the other respective parties thereto and are enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy or other laws applicable generally to creditors’ rights and as limited by general equitable principles.  To Seller’s Knowledge, all payments (including royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due from Seller under the Basic Documents have been made by Seller.  To Seller’s Knowledge, no other party to any Basic Document (or any successor in interest thereto) is in Breach with respect to any of its obligations thereunder.  To Seller’s Knowledge, there has not occurred any event, fact or circumstance that with the lapse of time or the giving of notice or both, would constitute a Breach of any Basic Document by Seller.  Neither Seller nor, to Seller’s Knowledge, any other party to any Basic Document has given or threatened to give notice of any Proceeding to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof.  Notwithstanding anything to the contrary contained in this Agreement, Buyer’s sole and exclusive remedy for any Breach by Seller of the representations set forth in this Section 4.1(f) shall be under and pursuant to the Title Defect mechanism set forth in Article VII.

(g) Commitments, Abandonments or Proposals.  Except as set forth in Exhibit 4.1(g), to Seller’s Knowledge: (i) Seller has incurred no capital expenses, and has made no commitments to make capital expenditures, in connection with the ownership or operation of the Assets attributable to the period beginning on the Effective Date and ending on the date of this Agreement, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, net to Seller’s Interest in the applicable Assets, other than routine expenses incurred in the normal operation of Wells located on the Oil and Gas Properties; (ii) Seller has not abandoned any Wells or equipment (or removed any material items of equipment, except those replaced by items of materially equal or better condition and suitability) located on the Oil and Gas Properties since the Effective Date; (iii) no proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other Person) to drill additional Wells, or to deepen, plug back or rework existing Wells, or to conduct other operations for which Seller’s consent is required under the applicable operating or unitization agreement, on the Oil and Gas Properties; and (iv) no commitment by Seller is currently outstanding to acquire any additional leasehold working interest in any of the Oil and Gas Properties.

(h) Preferential Rights.  Exhibit 4.1(h) lists all Preferential Rights.

(i) Brokers.  Seller has incurred no Liability for brokers’ or finders’ fees in respect of the Transaction for which Buyer shall have any responsibility.

(j) Taxes.  Seller has timely filed or caused to be filed all Tax and information returns required under Applicable Laws with respect to Seller’s Interest in the Oil and Gas Properties.  All Taxes (other than those being contested in good faith for which adequate provisions will be made) shown on said returns to be due and additional assessments received prior to the date hereof that are due and payable have been paid or will be paid prior the Closing.  Seller will be responsible for any Tax audit or assessments for periods ending on or before the Effective Date with respect to Taxes pertaining to Seller’s Interest in the Oil and Gas Properties.

(k) Sales Agreements.  Except as set forth on Exhibit 4.1(f), to Seller’s Knowledge, all crude oil and condensate sales arrangements and First Purchaser Division Orders relating to Seller’s Interest in the Oil and Gas Properties have index price or other market-sensitive price terms and may be terminated by Seller upon ninety (90) (or fewer) days’ notice without penalty or detriment to Seller.

(l) Wells.  To Seller’s Knowledge, (i) all of the Wells listed on Exhibit A-3 have been drilled and completed within the boundaries of the applicable Oil and Gas Property or within the limits otherwise permitted by contract, pooling or unit agreement, and by Law, and (ii) all drilling and completion of such Wells and all development and operations on such Oil and Gas Property have been conducted in compliance in all material respects with all Applicable Laws and Orders of any Governmental Authority.  To Seller’s Knowledge, no Well listed on Exhibit A-3 is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of Applicable Laws or Orders of any Governmental Authority that would prevent such Well from being entitled to its full legal and regular allowable from and after the date hereof as prescribed by any Governmental Authority.

(m) Personal Property.  To Seller’s Knowledge, all personal property and fixtures constituting a part of the Assets have been maintained in all material respects in a state of repair so as to be adequate for normal operations and are, in all material respects, in good working order.

(n) Books and Records.  The books of account and other financial Records of Seller relating to the Oil and Gas Properties, all of which have been made available (or will be made available prior to Closing) to Buyer, have been maintained in accordance with Seller’s normal business and bookkeeping practices in all material respects.

(o) Compliance with Laws.  To Seller’s Knowledge, within the last three years, the ownership and operation of the Oil and Gas Properties have been in compliance with all Applicable Laws in all material respects; provided, that Seller makes no representation, express or implied, with respect to (i) any Applicable Environmental Laws, or (ii) any Laws related to Taxes, except as set forth in Section 4.1(j).  Seller has not received any written notice within the last three years from any Governmental Entity or any other person that Seller is in violation of, or has violated, any Applicable Laws.

(p) Permits.  Seller possesses all material licenses, permits, certificates, orders, approvals and authorizations necessary for Seller to own Seller’s Interest in the Assets and to carry on business with respect thereto as now being conducted.

(q) Specified Leases and Wells.  With respect to each of (i) the Leases listed on Exhibit 4.1(q) (the “Specified Leases”) and (ii) the Wells listed on Exhibit 4.1(q) (the “Specified Wells”), Seller has the right to receive an assignment from Enerplus consistent with the Net Revenue Interests and Working Interests shown on Exhibit 4.1(q) and otherwise in accordance with the terms of the Montana JDA.

(r) No Liens.  With respect to the Oil and Gas Properties, Seller’s Interest in such Assets will be, as of the Closing Date, free and clear of all Liens for borrowed money created by, through or under Seller.

Section 4.2.   Disclosures.

(a) The matters set forth on any of the exhibits referred to in Section 4.1 (collectively, “Disclosure Schedules”) are not necessarily matters that Seller is required to disclose or matters that would constitute a Breach of any representation had such matters not been disclosed, and no inference shall be made by Buyer or any Third Party, including any Governmental Authority or arbitrator, that any such item or matter is material or would reasonably be expected to have a Material Adverse Effect on Buyer.  Any disclosure of an item in a specific section of any of the Disclosure Schedules shall be deemed to have been disclosed in any other section of the Disclosure Schedules to which such disclosure is clearly relevant from the text of such disclosure.  The listing (or inclusion of a copy) of a document or other item in the Disclosure Schedules shall be adequate to disclose an exception to a representation made herein if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document.

(b) From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the Execution Date (each a “Schedule Supplement”).  If Buyer has the right to terminate this Agreement pursuant to Section 9.4(b) because the condition in Section 8.1(a) has not been satisfied, without taking into consideration each Schedule Supplement, but does not elect to terminate this Agreement under such provisions, then each Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules for all purposes of this Agreement and Buyer shall be deemed to have irrevocably waived its right to make any Claim for indemnification under Article XII with respect to the matters set forth in each Schedule Supplement.

ARTICLE V

Representations of Buyer

Section 5.1.   Representations of Buyer.  Buyer represents to Seller, as of the Execution Date and as of the Closing Date, that:

(a) Organization and Qualification.  Buyer is a limited liability company, organized and legally existing and in good standing under the laws of the State of Delaware and Buyer is, or will be on the Closing Date, qualified to do business and is in good standing in the State of Montana.  Buyer is, or will be on the Closing Date, also qualified to own oil and gas properties with all applicable Governmental Authorities having jurisdiction over the Assets to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the Transaction (including Buyer has met all bonding requirements of such Governmental Authorities).

(b) Due Authorization.  Buyer has full limited liability company power to enter into and perform its obligations under this Agreement and the Assignments to which it will be signatory and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each Assignment to which it is or will be a signatory have been duly authorized by all requisite action on the part of the Buyer.

(c) Approvals.  None of the execution and delivery of this Agreement, the consummation of the Transaction, or Buyer’s performance of its obligations hereunder, will result in any default under any agreement or instrument to which Buyer is a party or violate any Order or Law applicable to Buyer, except for requirements (if any) that the Required Consents be obtained from Third Parties and Routine Governmental Approvals.

(d) Valid, Binding and Enforceable; No Conflicts.  This Agreement constitutes, and the Assignments provided for herein to be delivered at Closing will constitute, when executed and delivered, the legal, valid and binding obligation of Buyer, enforceable in accordance with their terms, except as limited by bankruptcy or other laws applicable generally to creditors’ rights and as limited by general equitable principles. The execution and delivery by Buyer of this Agreement and the Assignments to which it is or will be a party do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transaction will not, conflict with the terms, conditions or provisions of Buyer’s certificate of formation or limited liability company agreement.

(e) Litigation.  There are no Proceedings pending in which Buyer is a party or, to Buyer’s knowledge, that have been threatened to be instituted against Buyer that affect the execution and delivery of this Agreement or the consummation of the Transaction.

(f) No Distribution.  Buyer is acquiring Seller’s Interest in the Assets for its own account for investment purposes, and without limiting the foregoing not with the intent to make a distribution in violation of the Securities Act (and the rules and regulations pertaining thereto), or in violation of any other Applicable Laws. Buyer acknowledges that Seller’s Interest in the Assets have not been registered or qualified under the Securities Act or any state securities Laws and may be sold, assigned, pledged or otherwise disposed of in the absence of such registration only pursuant to an exemption from such registration and in accordance with this Agreement.

(g) Knowledge, Experience and Status.  Buyer has (and had prior to negotiations regarding the Assets) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Assets.  Buyer is able to bear the risks of an investment in the Assets and understands risks of, and other considerations relating to, the purchase of Seller’s Interest in the Assets, including a partial or complete loss of Buyer’s investment in the Assets. Buyer is an “accredited investor” as such term is defined by Rule 501(a) as promulgated by the SEC under the Securities Act.

(h) Opportunity To Verify Information.  Buyer has been furnished with all materials requested by Buyer as of the date hereof and has been afforded access to the Assets and the opportunity to ask questions of Seller (or a Person or Persons acting on its behalf) concerning the Assets, and all such questions have been answered to the full satisfaction of Buyer.  Buyer has made and relied upon its own independent investigation of the Assets.

(i) Merits and Risks of an Investment in the Assets.  Buyer understands and acknowledges that, (i) an investment in the Assets involves certain risks, (ii) neither the SEC nor any Governmental Authority has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and (iii) except as set forth in Section 9.4, Buyer is not entitled to cancel, terminate or revoke this Agreement.

(j) No Knowledge of Misrepresentations or Omissions. As of the Execution Date, Buyer has no knowledge that any representation of Seller contained in this Agreement is not true and correct.  In addition, as of the Execution Date, Buyer has no knowledge of any errors in, or omissions from, the Schedules and Exhibits to this Agreement.

(k) Financial Resources.  Buyer will have available at the Closing funds sufficient to pay the Purchase Price and the fees and expenses of Buyer related to the Transaction, without need to obtaining financing from any Third Party.  To Buyer’s knowledge, there is no circumstance or condition that could be reasonably expected to prevent the availability at Closing of such cash.

(l) Brokers.  Buyer has incurred no Liability for brokers’ or finders’ fees in respect of the Transaction for which Seller shall have any responsibility.

(m) Not a Utility.  Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

(n) Seller Not Operator of Record.  Buyer acknowledges that all of the Oil and Gas Properties are operated by Persons other than Seller.

(o) Environmental Assessment.

(i) Before the Cut-Off Date, Buyer and its Associated Parties will have had the opportunity to have conducted inspections and investigations of the Oil and Gas Properties, including investigations to identify environmental conditions in accordance with industry standards and determine environmental compliance with Applicable Environmental Laws, including those pertaining to wetlands and sensitive and protected habitats.

(ii) Seller has provided or made available to Buyer copies of any previously conducted environmental assessment, and any due diligence reports, relating to the Oil and Gas Properties that are in Seller’s files.  Seller shall have the right, but not the obligation, at any time to conduct its own assessment of the Assets.

(iii) Notwithstanding anything to the contrary contained herein, Buyer shall not be permitted under any circumstances to conduct sampling on or under the Oil and Gas Properties before Closing and Buyer acknowledges that its willingness to purchase the Assets and the Oil and Gas Properties is not conditioned upon such sampling.

(p) Non-Reliance.  Except for the specific representations expressly made by Seller in Section 4.1 and in the Assignments, (i) Buyer acknowledges and agrees that neither Seller nor any other Person is making any representation or warranty, expressed or implied, at law or in equity, in respect of the Assets, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the business or the effectiveness or the success of any operations, the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Assets furnished to Buyer or its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction, or in respect of Seller’s Interest in the Assets, or the physical or environmental condition of the Assets, both surface and subsurface, including, but not limited to, conditions specifically related to the presence, release or disposal of Hazardous Substances, Hydrocarbons, solid wastes, asbestos and other manmade fibers, or NORM, or in respect of any other matter or thing whatsoever, (ii) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH REPRESENTATIONS OR WARRANTIES AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY MADE BY ANY PERSON, INCLUDING SELLER AND ITS ASSOCIATED PARTIES, AND BUYER HEREBY FURTHER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN AND IN THE ASSIGNMENTS, THE CONVEYANCE OF SELLER’S INTEREST IN THE ASSETS SHALL BE WITHOUT WARRANTY WHATSOEVER, EXPRESS, STATUTORY OR IMPLIED, AS TO TITLE, DESCRIPTION, PHYSICAL CONDITION OF THE OIL AND GAS PROPERTIES (INCLUDING THE ENVIRONMENTAL CONDITION OF THE OIL AND GAS PROPERTIES), QUALITY, VALUE, FITNESS FOR PURPOSE, MERCHANTABILITY, THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS OR OTHERWISE, (iii) Buyer is acquiring the Assets on an “AS IS, WHERE IS” basis, “WITH ALL FAULTS”, (iv) Buyer specifically disclaims any obligation or duty of Seller to make any disclosure of fact not required to be disclosed pursuant to the specific representations set forth in Article IV, and (v) Buyer is acquiring Seller’s Interest in the Assets subject only to the specific representations set forth in Article IV of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in Article XII.  The limited remedies provided in Article VII and Seller’s indemnification obligations (and the limitations thereon) set forth in Article XII were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price.

(q) Acknowledgments of Buyer at Closing.  By consummating the Transaction at and as of the Closing, Buyer shall be deemed:

(i) To have acknowledged and does acknowledge and admit that: (1) Buyer has been given full opportunity to adequately inspect the Assets and Oil and Gas Properties for all purposes prior to Closing; (2) Buyer is aware that the Assets and Oil and Gas Properties have been used for the exploration, development, production, treating and transporting of Hydrocarbons, and that physical changes may have occurred as a result of such use and that Seller has disclosed, and Buyer is further aware, that there exists the possibility that there could have occurred from such use one or more releases of Hazardous Substances or releases of Hydrocarbons or chemical substances into, or other pollution or contamination of or into, the ambient air, surface water, groundwater or land surface and subsurface strata of any real property included in the Oil and Gas Properties and of contiguous, or a series of contiguous, real properties not associated with the Oil and Gas Properties; (3) Buyer has entered into this Agreement on the basis of its own investigation of the physical condition of the Assets and Oil and Gas Properties and the land related thereto (including the environmental condition of the Oil and Gas Properties); and (4) there will be no adjustment of the Purchase Price on the basis of the existence or condition of the tangible Assets.  Buyer acknowledges that certain of the tangible Assets observed during Buyer’s inspections may be used or replaced before the Closing as a result of normal and customary operations.

(ii) Without limiting clause (i) above, to have acknowledged and expressly acknowledges that Buyer has made its own estimates of prospective data such as future oil and gas production rates, value of exploration prospects, operating costs and Plugging and Abandonment obligations, based on Buyer’s own abilities and skills to explore, produce, operate and abandon the Oil and Gas Properties and the Assets and is not relying on Seller’s own estimates of such data.

(iii) To have acknowledged and expressly acknowledges that the Oil and Gas Properties may contain asbestos, Hazardous Substances, Hydrocarbons and NORM.

(r) Independent Evaluation.  Buyer has conducted an independent evaluation of the Assets and Oil and Gas Properties.  Buyer further acknowledges that, in entering into this Agreement, it is relying and shall rely solely upon (i) Seller’s express representations set forth in Section 4.1 and (ii) Buyer’s independent examination of the Assets and public records relating to the Assets and its independent estimates, computations, evaluations, reports and studies based thereon.

ARTICLE VI

Covenants of Parties Pending Closing

Between the Execution Date and the Closing Date:

Section 6.1.   Access to Records.  Seller will give Buyer or Buyer’s authorized representatives, at Seller’s office and at all reasonable times during regular business hours and upon notice to Seller, reasonable access to the Records for the purpose of conducting due diligence reviews for the purpose of Article VII below until the Cut-Off Date.  Buyer may make copies of such Records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer.  Seller shall not be obligated to provide Buyer with access to any Records or other data or documentation that Seller considers to be proprietary or confidential or that Seller cannot provide to Buyer without, in Seller’s judgment, violating any Law or Breaching, or risking a Claim of a Breach of, agreements with other Persons or waiving, or risking a Claim of a waiver of, legal privilege.

BUYER RECOGNIZES AND AGREES THAT ALL RECORDS AND OTHER MATERIALS, DOCUMENTS AND INFORMATION MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION.  BUYER EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT BUYER’S RISK TO THE  MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER.  BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY SUCH RECORDS AND OTHER MATERIALS, DOCUMENTS AND INFORMATION PROVIDED TO BUYER.

Section 6.2.   Physical Inspection.  Seller shall make a Best Reasonable Effort to give Buyer, or Buyer’s authorized representatives, at all reasonable times during Seller’s business hours and upon adequate advance notice to Seller, physical access to the Oil and Gas Properties for the purpose of inspecting same during the period beginning on the Execution Date and ending on the Cut-Off Date; provided that Buyer shall have no right to perform any invasive or subsurface investigations of any of the Assets without prior written consent of Seller, and provided further that Seller’s obligation under this Section 6.2 shall be limited to making a request to the operator that Buyer be granted such access.  Accordingly, Buyer recognizes that all of the Oil and Gas Properties are operated by Persons other than Seller and that Seller’s ability to obtain physical access to such Oil and Gas Properties, and the manner and extent of such access, is subject to the discretion of such other Persons.  Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller and such other Persons regarding the actions of Buyer while upon, entering or leaving the applicable Oil and Gas Properties.  Buyer shall furnish, free of costs, Seller with a copy of any written report prepared by or for Buyer related to any environmental investigation of such Oil and Gas Properties as soon as reasonably possible after it is prepared.  Buyer agrees that Buyer’s authorized representative must be accompanied by Seller’s representative at all times during Buyer’s physical access to the Oil and Gas Properties and Buyer’s authorized representative shall not have access to such Oil and Gas Properties when unaccompanied by Seller’s representative.

Section 6.3.   Exculpation and Due Diligence Indemnification.  If Buyer exercises rights of access under Section 6.1 or Section 6.2 or conducts examinations or inspections under Section 6.1 or Section 6.2 or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all Claims against Seller (and its Associated Parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its Associated Parties in connection therewith and (b) Buyer shall indemnify, defend and hold harmless Seller (and its Associated Parties) from any and all Proceedings, Losses and Liens for labor or materials arising out of or in any way connected with such matters.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH PROCEEDINGS, LOSSES OR LIENS ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF SELLER OR ANY OF ITS ASSOCIATED PARTIES, OR (ii) STRICT LIABILITY.  Buyer’s indemnification obligations under this Section 6.3 shall not be limited by any other provision of this Agreement.

Section 6.4.   Interim Operation.  Subject to the constraints of applicable operating and other agreements, from the date hereof through the Closing, except as disclosed in Exhibit 6.4 or as contemplated by this Agreement or as consented to or approved by Buyer in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Seller covenants and agrees that:

(a) Sale of Oil and Gas Properties.  Seller will not sell or otherwise dispose of any portion of Seller’s Interest in the Oil and Gas Properties, except for sales or other dispositions of (i) Hydrocarbons in the ordinary course of business after production; (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Assets or is replaced by an item or items of at least equal condition and suitability and (iii) dispositions of undivided interests in Oil and Gas Properties that do not reduce Seller’s Net Revenue Interest or Working Interest in such Assets below the applicable amounts set forth on Exhibit A-3 for such Oil and Gas Properties.

(b) Encumbrances.  Seller shall not create any Lien on any Assets, except for Permitted Encumbrances and except to the extent required or permitted incident to the operation of the Assets pursuant to this Section 6.4.

(c) Operation of Assets.  Seller shall (with respect to those Assets, if any, operated by Seller) and shall use its Best Reasonable Efforts to cause the operator to (with respect to those Assets operated by another Person):

(i) maintain and operate the Assets in the ordinary course of business, as would a reasonable and prudent operator, and in accordance with Applicable Laws, and pay or cause to be paid all costs and expenses in connection therewith when due;

(ii) maintain and keep the Oil and Gas Properties in full force and effect, except where such failure is due to (1) the failure to pay a delay rental, royalty, shut-in royalty or other payment by mistake or oversight (including Seller’s negligence) unless caused by Seller’s gross negligence or willful misconduct, provided that in such event caused by such gross negligence or willful misconduct the Base Purchase Price shall be reduced by the Allocated Amount of the affected Assets as shown on Schedule I or (2) the failure to participate in an operation that Buyer does not timely approve pursuant to Section 6.4(f);

(iii) use Best Reasonable Efforts to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets; and

(iv) maintain all insurance policies and coverage with Third Parties currently maintained by Seller, if any, with respect to Seller’s Interest in the Assets.

(d) Contracts and Agreements.  Seller shall not:

(i) grant or create any Preferential Right or Consent with respect to Seller’s Interest in the Assets, provided that the foregoing shall not prevent the performance by Seller of an obligation or agreement existing on the date hereof or pursuant to this Agreement;

(ii) enter into any Hydrocarbons sales, supply, exchange, processing or transportation contract with respect to Seller’s Interest in the Assets that is not terminable without penalty or detriment on notice of sixty (60) days or less;

(iii) enter into, terminate or modify in any material respect any Basic Document; or

(iv) except as set forth in Exhibit 4.1(g) or in accordance with Section 6.4(f), incur any capital expenses or make any commitments to incur capital expenditures (including entering into any agreements that would obligate Buyer to make capital expenditures) with respect to any individual Oil and Gas Property after the Effective Date in excess of One Hundred Thousand Dollars ($100,000), net to Seller’s Interest therein.

(e) Notice of Defaults.  Seller shall give prompt written notice to Buyer of any Proceedings filed or threatened against Seller, or any written notice of default (or threat of default, whether disputed or denied) received or given by Seller under any Basic Document.

(f) AFEs and Proposed Operations.  Notwithstanding any of the foregoing, when Seller receives a drilling, recompletion or rework proposal, an authorization for expenditure or any other similar request or proposal pertaining to the Oil and Gas Properties, Seller may, in its sole discretion, elect to participate in the operations that are the subject thereof if such operation is substantially similar to operations previously conducted in the field in which the affected Oil and Gas Property is located.  In the event that such proposed operation is dissimilar from those previously conducted in such field, Seller may elect to participate in such operation only with the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and a failure of Buyer to promptly disapprove of any such operation in writing within five (5) days after Seller requests such consent shall be deemed to be consent by Buyer thereof (unless Seller must make its election in a shorter period, in which case such disapproval must be given before the time for Seller’s election expires).  The cost and risk of all such operations, to the extent the operations occur after the Effective Date, shall be borne by and for the account of Buyer in the event that the Closing occurs and Buyer acquires Seller’s Interest in the Assets affected by such operations.

(g) Stipulation.  Buyer and Seller shall review the form of the Stipulation and its exhibits and schedules, and, as applicable, participate in negotiations with the other Persons proposed to be parties to the Stipulation, with the goal of producing an instrument that is reasonably acceptable to Buyer and Seller.  Depending on the progress of such negotiations, the form of the Stipulation may be finalized before the Closing and, in such event, Seller may request, and Buyer may authorize, the execution and delivery of the final form of the Stipulation.

Section 6.5.   Preferential Rights.

(a) With respect to the Enerplus PRP and any other Preferential Rights identified in Exhibit 4.1(h), Seller will request, from Enerplus and any other holders thereof, in accordance with the documents creating such rights, execution of an instrument exercising or waiving such Preferential Rights, and Seller is expressly authorized to provide a copy of this Agreement to Enerplus and any such holders in connection therewith (notwithstanding anything to the contrary contained in the Confidentiality Agreement).  Seller shall have no obligation other than to so request such execution of such instruments, and for the avoidance of doubt, Seller shall have no obligation to assure that a waiver of the Enerplus PRP, waivers of any other Preferential Rights or such executed instruments are successfully obtained.  Following delivery of such request to Enerplus, Seller shall be entitled, on one or more occasions by delivering written notice to Buyer, to designate the Closing Date to occur on a date (not earlier than three (3) Business Days following the date of such notice) sufficient to permit Enerplus to fully exercise the Enerplus PRP in accordance with its terms.  Seller shall not agree to amend the Restated Montana JDA to extend any time period or deadline contemplated by the Enerplus PRP.

(b) If Enerplus fails to deliver to Seller a notice of its exercise of the Enerplus PRP within the thirty (30) day period referred to in the Restated Montana JDA, or if Enerplus has otherwise waived its right to the exercise of the Enerplus PRP, then Seller shall give Buyer notice thereof.

(c) If Enerplus gives Seller notice of its exercise of the Enerplus PRP, but Enerplus does not complete the acquisition contemplated in the Enerplus PRP for any reason, then Seller shall give Buyer notice of each of the foregoing.

(d) This Agreement shall automatically terminate if Enerplus completes the acquisition contemplated in the Enerplus PRP; provided that Seller shall give Buyer notice of such completion of such acquisition by Enerplus.   THE PARTIES AGREE THAT, EXCEPT FOR THE RETURN OF THE DEPOSIT, BUYER SHALL NOT BE ENTITLED TO ANY RIGHT OR REMEDY AT LAW OR IN EQUITY IN CONNECTION WITH THE TERMINATION OF THIS AGREEMENT PURSUANT TO THIS SECTION 6.5(d) AND SECTION 9.4(g), AND BUYER IRREVOCABLY WAIVES ANY SUCH RIGHT OR REMEDY.

(e) Except to the extent that Buyer can establish that Seller failed to fulfill the obligations set forth above in this Section, if the Closing occurs, Buyer shall indemnify and hold Seller and its Associated Parties harmless from and against all Proceedings, Claims and Losses that arise out of or are in any way connected with the failure to obtain a waiver of the Enerplus PRP and waivers of any other Preferential Rights with respect to any transfer by Seller to Buyer of any part of Seller’s Interest in the Oil and Gas Properties and with respect to any subsequent transfers, WHETHER OR NOT SUCH PROCEEDINGS, CLAIMS OR LOSSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR ACTIVE OR PASSIVE NEGLIGENCE BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF SELLER OR ANY OF ITS ASSOCIATED PARTIES.

(f) Schedule I lists the Allocated Amounts for Oil and Gas Properties.   If a Person from whom an executed instrument exercising or waiving a Preferential Right is requested exercises such Preferential Right prior to the Closing, Seller’s Interest in the applicable Oil and Gas Property and all Contracts, pipelines and other personal property and Assets related to or necessary to operate such Oil and Gas Property, shall be excluded from the Transaction and the Base Purchase Price will be reduced by the Allocated Amount for such affected Assets, and such Assets shall be deemed to be Excluded Assets for all purposes of this Agreement.

Section 6.6.   Consents.  With respect to the Consents, Seller will request such Consents be granted by the holders thereof prior to the Cut-Off Date and in accordance with the documents creating such rights.  Notwithstanding the foregoing, Seller shall have no obligation other than to notify the holders of such Consents and to so request such execution of such Consents (including Seller shall have no obligation to assure that such Consents are obtained).  If a Required Consent has not been obtained prior to the Cut-Off Date, the Oil and Gas Property affected by such Required Consent shall be governed by the procedure set forth in Section 7.6.

ARTICLE VII

Due Diligence Review

Section 7.1.   Definition of Defensible Title.  As used in this Agreement, the term “Defensible Title” means, as to each of the Oil and Gas Properties, that the title to be acquired by Buyer pursuant to this Agreement:

(a) will entitle Buyer to receive a share of all Hydrocarbons produced, saved and marketed from the existing wellbores of Wells listed on Exhibit A-3 not less than the Net Revenue Interest set forth on Exhibit A-3, except for any suspension or termination caused by a Permitted Encumbrance(s);

(b) will obligate Buyer to bear not more than the Working Interest share, as set forth on Exhibit A-3, of the costs and expenses related to the maintenance, development and operations of, and the Plugging and Abandonment and remediation of, such Oil and Gas Property, except for any increase caused by a Permitted Encumbrance(s) (unless there is a corresponding increase in the Net Revenue Interest for such Oil and Gas Property); and

(c) is free and clear of all Liens except for Permitted Encumbrances.

Section 7.2.   Definition of Permitted Encumbrances.  As used herein, the term “Permitted Encumbrances” means:

(a) royalties and any overriding royalties, reversionary interests and similar burdens to the extent that the net cumulative effect of such burdens does not, with respect to Seller’s Interest in an Oil and Gas Property, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-3 or increase Seller’s Working Interest above that shown in Exhibit A-3 without a corresponding increase in the Net Revenue Interest;

(b) First Purchaser Division Orders, other division orders and Hydrocarbon sales, processing and transportation contracts terminable without penalty upon no more than sixty (60) days' notice to the purchaser;

(c) the Enerplus PRP and any other Preferential Rights and Required Consents and similar agreements with respect to which waivers or Required Consents are obtained prior to the Closing from the appropriate Persons or the appropriate time period for asserting the Preferential Rights has expired prior to the Closing without an exercise of such right;

(d) Consents that are not Required Consents;

(e) all Routine Governmental Approvals;

(f) defects or irregularities arising out of a Breach of any covenant, representation or warranty of Buyer or a failure to satisfy a condition precedent to Buyer’s obligations on the Closing Date;

(g) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name in the chain of title, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(h) defects or irregularities that have been cured or remedied by applicable statutes of limitation or similar remedial Laws;

(i) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings;

(j) defects or irregularities resulting from or related to probate Proceedings or the lack thereof, which defects or irregularities have been outstanding for two (2) years or more;

(k) a gas imbalance (e.g., a situation where Seller has taken more or less gas from a Well than ownership of Seller’s Interest in the Assets would entitle it to receive);

(l) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

(m) any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties;

(n) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that are of the nature customarily accepted by prudent purchasers of oil and gas properties and that do not materially interfere with oil and gas operations conducted on any Well listed on Schedule I hereto or operation of any gathering system related thereto;

(o) all (i) Basic Documents, (ii) other operating agreements, unit agreements, unit operating agreements and pooling agreements affecting Seller’s Interest in the Oil and Gas Properties and (iii) compulsory pooling or units or pooling designations, but only to the extent that the effect of any such documents, pooling or units or pooling designations will not reduce the Seller’s Net Revenue Interest with respect to Hydrocarbons produced from any Well listed on Exhibit A-3 hereto below the Net Revenue Interest set forth on Exhibit A-3 hereto or increase the Seller’s Working Interest in such Well to more than the Working Interest set forth on Exhibit A-3 hereto for such Well (unless there is a corresponding increase in the Net Revenue Interest);

(p) all rights reserved to or vested in any Governmental Authority to control or regulate any gathering systems, Wells, Leases or Lands or other Assets in any manner and all Applicable Laws and Orders of any Governmental Authority;

(q) the terms and conditions of any Lease, provided that the effect of the terms and conditions of such Lease does not reduce Seller’s Net Revenue Interest with respect to Hydrocarbons produced from any Well listed on Exhibit A-3 hereto to below the Net Revenue Interest set forth on Exhibit A-3 hereto for such Well or increase Seller’s Working Interest in such Well to more than the Working Interest set forth on Exhibit A-3 hereto for such Well (unless there is a corresponding increase in the Net Revenue Interest); and

(r) all other Encumbrances, Contracts, agreements, instruments, obligations, defects and irregularities affecting Seller’s Interest in the Oil and Gas Properties that individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Oil and Gas Properties and that are of the nature customarily accepted by prudent purchasers of oil and gas properties and that do not reduce Seller’s Net Revenue Interest with respect to Hydrocarbons produced from any Well below the Net Revenue Interest set forth on Exhibit A-3 hereto for such Well or increase Seller’s Working Interest in such Well to more than the Working Interest set forth on Exhibit A-3 hereto for such Well (unless there is a corresponding increase in the Net Revenue Interest).

Section 7.3.   Definition of Title Defect.  As used in this Agreement, the term “Title Defect” means any defect in title that renders title to Seller’s Interest in an Oil and Gas Property less than Defensible Title.  Notwithstanding the foregoing, any defect in title with respect to Seller’s Interest in the Specified Leases or the Specified Wells not having been documented by an assignment from Enerplus shall not be deemed a Title Defect, and Buyer’s sole and exclusive remedy for any such matter shall be under and pursuant to the remedies set forth in this Agreement for a Breach of Section 4.1(q) of this Agreement.

Section 7.4.   Title Procedures.

(a) As used herein, “Title Defect Amount” means, (i) with respect to any Title Defect that is a reduction or deficiency of the Net Revenue Interest for any Oil and Gas Property as set forth on Exhibit A-3 hereto, an amount calculated by multiplying (1) the percentage reduction or deficiency in such Net Revenue Interest (as determined by agreement of the Parties) by (2) the Allocated Amount for such Oil and Gas Properties, (ii) with respect to any Title Defect that is a Lien, the amount necessary to be paid to remove the Lien from Seller’s Interest, such amount to be determined by agreement of the Parties, and (iii) with respect to any other Title Defect, an amount determined by agreement of the Parties; provided, however, that the Title Defect Amount as to Seller’s Interest in any Oil and Gas Property shall not exceed the Allocated Amount therefor.  Title Defects may be asserted by Buyer only for those Title Defects with respect to which the Title Defect Amount is in excess of One Hundred Thousand Dollars ($100,000) (each Title Defect with a Title Defect Amount in excess of $100,000 is herein called an “Eligible Title Defect,” and all other Title Defects shall be deemed to have a Title Defect Amount equal to zero Dollars) and Eligible Title Defects may be asserted by Buyer only in accordance with this Section 7.4; provided that adjustments to the Base Purchase Price for Title Defects shall be made only for that portion of the aggregate of all Title Defect Amounts (each of which relates to an Eligible Title Defect) asserted by Buyer that exceed two percent (2%) of the Base Purchase Price (the “Title Deductible”).  If Buyer discovers any Eligible Title Defect, Buyer shall give Seller notice of such Eligible Title Defect no later than the Cut-Off Date.  Such notice shall be in writing and shall include (A) a description of the Title Defect, (B) the Wells listed on Exhibit A-3 to which it relates and all supporting documentation reasonably necessary to fully describe the basis for the Title Defect or, if the supporting documentation is contained in Seller’s files, sufficient information to enable Seller to expeditiously locate such supporting documentation, (C) for each applicable Well, the size of any variance from the Net Revenue Interest or the Working Interest that does or would reasonably be expected to result from such Title Defect, if such Title Defect involves such a variance and (D) the Title Defect Amount proposed by Buyer therefor.  Buyer shall be deemed to have waived all Title Defects for which Buyer has not given such notice to Seller on or before the Cut-Off Date.  Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Title Defect shall be those set forth in this Article VII.

(b) Seller shall notify Buyer in writing no later than the Seller Response Deadline, which of the following options Seller selects with respect to each Eligible Title Defect that has been timely alleged by Buyer pursuant to Section 7.4(a):

(i) attempt to cure the Eligible Title Defect, in which event the Oil and Gas Property affected by the Eligible Title Defect and all Contracts, pipelines and other personal property and Assets related to or necessary to operate such Oil and Gas Property, shall be assigned at the Closing and Buyer shall pay the full Allocated Amount therefor, and Seller shall use Best Reasonable Efforts to cure such Eligible Title Defect to the reasonable satisfaction of Buyer during a period ending one hundred and fifty (150) days after Closing.  If Seller elects to attempt to cure, and thereafter fails to timely cure, such Eligible Title Defect, Seller shall pay to Buyer that portion of the Title Defect Amount related to the uncured portion of such Eligible Title Defect within five (5) Business Days after written notice from Buyer.  Notwithstanding the foregoing, Seller shall be under no obligation to cure any Title Defect unless Seller otherwise expressly agrees in writing that it shall attempt to cure such Title Defect;

(ii) exclude from the Assets the Oil and Gas Property affected by such Eligible Title Defect and all Contracts, pipelines and other personal property and Assets related to or necessary to operate such Oil and Gas Property, in which event the Base Purchase Price shall be reduced by the Allocated Amount of the Oil and Gas Property affected by such Eligible Title Defect and such Oil and Gas Property and other Assets shall be deemed to be Excluded Assets for all purposes of this Agreement;

(iii) subject to the terms and conditions of this Agreement, sell the Oil and Gas Property affected by such Eligible Title Defect to Buyer and the Base Purchase Price shall be reduced by the Title Defect Amount associated therewith (subject to the Title Deductible); or

(iv) if Seller fails to affirmatively select one of the options set forth in the preceding Section 7.4(b)(i), (ii) or (iii), then Seller shall be deemed to have elected the option contemplated by Section 7.4(b)(ii).

(c) Notwithstanding any terms contained in this Agreement to the contrary, in the event the aggregate amount of (i) Title Defect Amounts that are asserted in good faith by Buyer pursuant to this Section 7.4 and are in excess of the Title Deductible for Eligible Title Defects and that Seller does not agree to attempt to cure, plus (ii) Environmental Defect Amounts that are asserted in good faith by Buyer pursuant to Section 7.8 and are in excess of the Environmental Deductible for Eligible Environmental Defects and that Seller does not agree to attempt to cure, exceeds an amount equal to ten percent (10%) of the Base Purchase Price (“Termination Threshold”), either Seller or Buyer may elect to terminate this Agreement.

Section 7.5.   Sole Remedy for Title Defects.  If Buyer asserts an alleged Eligible Title Defect (or if Buyer identifies a Title Defect but does not assert it as, or it does not qualify as, an Eligible Title Defect), then, regardless of whether an adjustment in the Base Purchase Price results therefrom or Seller elects to cure such Eligible Title Defect, the conditions and circumstances giving rise to such Eligible Title Defect shall not be the subject of any other Claims by Buyer against Seller under any provision of this Agreement other than this Article VII (including such conditions and circumstances may not be asserted as the basis for any Breach of representation by Seller under Article IV hereof or for any indemnity by Seller under Section 12.1 hereof to the extent, if any, Buyer might otherwise have claims under such Sections with respect to such matters).

Section 7.6.   Required Consents.  Unless otherwise waived in writing by Buyer, if a Required Consent is not obtained prior to the Seller Response Deadline, then Seller’s Interest in any Asset or portion thereof affected by such Required Consent shall be held back from Seller’s Interest in the Assets to be transferred and conveyed to Buyer at Closing, and the amount to be paid by Buyer to Seller at Closing shall be reduced by an amount equal to the Allocated Amount of such interest held back.  Any such interest so held back at the Closing shall be conveyed to Buyer within ten (10) days following the date on which Seller obtains the Required Consent with respect to such interest, and Buyer shall concurrently pay the Allocated Amount of such interest to Seller; provided, however, if the Required Consent with respect to any interest so held back at the Closing is not obtained within one hundred eighty (180) days following the Closing Date, then such interest shall not be transferred and conveyed to Buyer, and Buyer shall not be obligated or entitled to purchase such interest and such interest shall be deemed to be an Excluded Asset for all purposes of this Agreement.  Notwithstanding the foregoing, if Seller’s Interest in any Oil and Gas Properties is subject to a Required Consent not obtained prior to the Closing that is of the type customarily secured after closing of the transfer of such property, then such Oil and Gas Property shall not be subject to this Section 7.6 and Seller’s Interest in such Oil and Gas Property shall be conveyed to Buyer (and paid for by Buyer) at Closing.

Section 7.7.   Possible Upward Adjustments.  Should Seller determine (or should Buyer, in the course of its due diligence reviews, determine) that the ownership of Seller’s Interest in the Assets entitles Seller to a decimal share of the Hydrocarbon production from a Well listed on Exhibit A-3 greater than the decimal share shown for such Well under the column headed “Net Revenue Interest” on such Exhibit A-3, then such Party shall propose an upward adjustment to the Base Purchase Price to account for such fact, in which case such adjustment shall be handled in a manner substantially equivalent to that provided in Section 7.4 above with respect to downward adjustments for asserted Title Defects.  The Party making such determination shall notify the other Party no later than the Cut-Off Date.

Section 7.8.   Environmental Procedures and Defects.

(a) Seller shall afford Buyer access to the Assets as set forth in Section 6.2.  Buyer shall treat all matters revealed by Buyer’s environmental audit, including any analyses, compilations, studies, documents, reports or data prepared or generated from such audit (the “Environmental Information”) as confidential, unless otherwise required by Applicable Law, and Buyer shall not disclose any Environmental Information to any Governmental Authority or other Third Party, unless otherwise required by Applicable Law, without the prior written consent of Seller except as hereafter provided.  Buyer may use the Environmental Information only in connection with the Transaction.  The Environmental Information shall be disclosed by Buyer to only those Persons who need to know the Environmental Information for purposes of evaluating the Transaction and who agree to be bound by the terms of this Section 7.8(a).  If Buyer or any Third Party to whom Buyer has provided any Environmental Information is requested, compelled or required to disclose any of the Environmental Information by any Governmental Authority, Buyer shall provide Seller with prompt notice prior to any such disclosure to the extent possible so as to allow Seller to file for any protective Order or seek any other remedy as it deems appropriate under the circumstances.  If the Closing does not occur and this Agreement is terminated, Buyer shall promptly destroy all of the Environmental Information and will maintain the confidentiality of such information until so destroyed.

(b) As used herein, “Environmental Defect” means the existence as of the Cut-Off Date, of (i) any environmental pollution or contamination relating to any Oil and Gas Property, including pollution of the soil, groundwater or the air, that is the result of a material violation of Applicable Environmental Laws, or (ii) any condition upon or under any of the Lands or Leases that in either case is known, under standards generally accepted in the oil and gas industry, to require remediation under Applicable Environmental Laws.

(c) As used herein, “Environmental Defect Amount” means, with respect to any Environmental Defect and the Oil and Gas Property affected thereby, the estimated amount of costs required to remediate such Environmental Defect in accordance with Applicable Environmental Laws, to the extent attributable to Seller’s Interest in such Oil and Gas Property, such estimated costs to be mutually agreed by the Parties.  The Environmental Defect Amount as to any Oil and Gas Property, however, shall not exceed the Allocated Amount therefor.  Environmental Defects may be asserted by Buyer only for those Environmental Defects with Environmental Defect Amounts in excess of One Hundred Thousand Dollars ($100,000) (each Environmental Defect with an Environmental Defect Amount in excess of $100,000 is herein called an “Eligible Environmental Defect,” and all other Environmental Defects shall be deemed to have an Environmental Defect Amount equal to zero Dollars) and Eligible Environmental Defects may be asserted by Buyer only in accordance with this Section 7.8; provided that adjustments to the Base Purchase Price for Environmental Defects shall be made only for that portion of the aggregate of all Environmental Defect Amounts (each of which relates to an Eligible Environmental Defect) asserted by Buyer that exceed two percent (2%) of the Base Purchase Price (the “Environmental Deductible”).  If Buyer discovers any Eligible Environmental Defect, Buyer shall give Seller notice of such Eligible Environmental Defect no later than the Cut-Off Date.  Such notice shall be in writing and shall include (i) a detailed description of the Eligible Environmental Defect, (ii) the Environmental Defect Amount proposed by Buyer therefor and (iii) copies of the relevant Environmental Information.  Subject to Section 7.8(d), Buyer shall be deemed to have waived all Environmental Defects to which Buyer has not given such notice to Seller on or before the Cut-Off Date.

(d) Seller shall notify Buyer in writing no later than the Seller Response Deadline which of the following options Seller selects with respect to each Eligible Environmental Defect that has been timely alleged by Buyer pursuant to this Section 7.8:

(i) attempt to cure the Eligible Environmental Defect, in which event the Oil and Gas Property affected by the Eligible Environmental Defect and all Contracts, pipelines and other personal property and Assets related to or necessary to operate such Oil and Gas Property, shall be assigned at the Closing and Seller shall use Best Reasonable Efforts to cure such Eligible Environmental Defect to the reasonable satisfaction of Buyer during a period ending one hundred and eighty (180) days after Closing.  If Seller elects to attempt to cure, and thereafter fails to timely cure, such Eligible Environmental Defect, Seller shall pay to Buyer that portion of the Environmental Defect Amount related to the uncured portion of such Eligible Environmental Defect within five (5) Business Days after written notice from Buyer.  Notwithstanding the foregoing, Seller shall be under no obligation to cure any Environmental Defect unless Seller otherwise expressly agrees in writing that it shall attempt to cure such Environmental Defect;

(ii) exclude from the Assets the Oil and Gas Property affected by such Eligible Environmental Defect and all Contracts, pipelines and other personal property and Assets related to or necessary to operate such Oil and Gas Property, in which event the Base Purchase Price shall be reduced by the Allocated Amount of the Oil and Gas Property affected by such Eligible Environmental Defect and such Oil and Gas Property and other Assets shall be deemed to be Excluded Assets for all purposes of this Agreement;

(iii) subject to the terms and conditions of this Agreement, sell the Oil and Gas Property affected by such Environmental Defect to Buyer and the Base Purchase Price shall be reduced by the Environmental Defect Amount associated therewith (subject to the Environmental Deductible); or

(iv) if Seller fails to affirmatively select one of the options set forth in the preceding Section 7.8(d)(i), (ii) or (iii), then Seller shall be deemed to have elected the option contemplated by Section 7.8(d)(ii).

Section 7.9.   Sole Remedy for Environmental Defects.  If Buyer asserts an alleged Eligible Environmental Defect (or if Buyer identifies an Environmental Defect but does not assert it as, or it does not qualify as, an Eligible Environmental Defect), then, regardless of whether an adjustment in the Base Purchase Price results therefrom or Seller elects to cure such Environmental Defect, the conditions and circumstances giving rise to such Environmental Defect shall not be the subject of any other Claims by Buyer against Seller under any provision of this Agreement other than this Article VII (including such conditions and circumstances may not be asserted as the basis for any Breach of representation by Seller under Article IV hereof or for any indemnity by Seller under Section 12.1 hereof to the extent, if any, Buyer might otherwise have claims under such Sections with respect to such matters).

Section 7.10.   Disputed Defect Amounts.

(a) In the event that Buyer and Seller have not agreed upon (i) any Title Defect Amount proposed by Buyer or Seller for an Eligible Title Defect pursuant to and in accordance with the requirements of this Article VII, (ii) any Environmental Defect Amount proposed by Buyer or Seller for an Eligible Environmental Defect pursuant to and in accordance with the requirements of this Article VII, or (iii) any other amounts required to be agreed or determined by the Parties per any provision of this Article VII, in each event by the Seller Response Deadline, each such amount (a “Disputed Defect Amount”), and the adjustment, if any, to Base Purchase Price resulting therefrom (a “Disputed Purchase Price Adjustment”) shall be settled pursuant to this Section 7.10.

(b) With respect to each actual or potential Disputed Defect Amount not resolved before the Seller Response Deadline, Buyer and Seller shall each deliver to the other, not more than two (2) Business Days after the Seller Response Deadline, a written notice describing each such actual or potential Disputed Defect Amount, the amount proposed by such Party as the relevant Title Defect Amount or Environmental Defect Amount, as applicable, and the associated adjustment to Base Purchase Price, together with a statement setting forth the facts and circumstances that support such Party’s position with respect to each such Disputed Defect Amount.

(c) At Closing, the Base Purchase Price shall not be reduced on account of any Disputed Defect Amount(s).  On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on such Disputed Defect Amount and, ultimately, to resolve by written agreement all disputes pertaining thereto.

(d) Any Disputed Defect Amounts that are not so resolved on or before the Deferred Matters Date shall, upon written notice delivered either by Buyer to Seller, or by Seller to Buyer, be submitted to final and binding arbitration in accordance with the Arbitration Procedures set forth in Exhibit 1 (the “Arbitration Procedures”).  Notwithstanding anything herein provided to the contrary, Seller shall be entitled to cure any Eligible Title Defect or Eligible Environmental Defect to which any Disputed Defect Amount pertains at any time prior to the point in time when a final and binding written decision of the arbitrator(s) is announced to the Parties with respect thereto in accordance with the Arbitration Procedures.

(e) Any Title Defect Amount or Environmental Defect Amount to which Buyer becomes entitled under the final and binding written decision of the arbitrator(s) (x) shall be reduced to the extent of any unused portion of the Title Deductible or of the Environmental Deductible, as the case may be, and (y) the reduced amount shall be refunded by Seller to Buyer within five (5) Business Days after such decision, together with interest thereon from the Closing Date to the date of payment at the Agreed Rate. Any Title Defect Amount or Environmental Defect Amount to which Seller becomes entitled under the final and binding written decision of the arbitrator(s) shall be paid by Buyer to Seller within five (5) Business Days after such decision, together with interest thereon from the Closing Date to the date of payment at the Agreed Rate.  Notwithstanding anything provided herein or in Exhibit 1, in the event either Party submits to the arbitrator(s) a Title Defect Amount or Environmental Defect Amount that exceeds the Allocated Amount for the Oil and Gas Property affected by the relevant Title Defect or Environmental Defect, such submission shall be disqualified (even if selected by the arbitrator) and the other Party’s submission will automatically prevail.

ARTICLE VIII

Conditions Precedent to Closing Obligations

Section 8.1.   Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer to consummate the Transaction are subject to each of the following conditions being met, any of which may be waived by Buyer:

(a) Representations True and Correct.  Each and every representation of Seller under this Agreement shall be true and accurate in all respects at and as of such time of Closing as if made at and as of the Closing, except (i) for changes expressly permitted or contemplated by this Agreement, (ii) for representations that are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (iii), or (iii) where the failure to be true and accurate would not in the aggregate have a Material Adverse Effect on Buyer.

(b) Compliance with Covenants and Agreements.  Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement and the Assignments to be performed or complied with by Seller prior to or at the Closing (other than to the extent that the agreements and covenants by it are to be complied with in all material respects or that are otherwise qualified by materiality, in which case they shall be complied with in all respects).

(c) Litigation.  No Proceeding shall, on the date of Closing, be pending before any Governmental Authority seeking to restrain, prohibit or obtain material damages or other material relief in connection with the consummation of the Transaction.

(d) Enerplus PRP.  Seller has notified Buyer that (i) Enerplus waived the Enerplus PRP, (ii) Seller believes that Enerplus failed to exercise the Enerplus PRP or (iii) Enerplus gave notice of its exercise of the Enerplus PRP but did not complete the acquisition contemplated by the Enerplus PRP, as contemplated by Section 6.5(c).

If Buyer proceeds to Closing with knowledge of any condition precedent above not being met or satisfied, such condition precedent will be deemed waived by Buyer as a condition to its obligations to consummate the Transaction, and Buyer hereby waives any claim for a Breach of representation or covenant related thereto.

Section 8.2.   Conditions Precedent to the Obligations of Seller.  The obligations of Seller to consummate the Transaction are subject to each of the following conditions being met, any of which may be waived by Seller:

(a) Representations True and Correct.  Each and every representation of Buyer under this Agreement shall be true and accurate in all respects at and as of such time of Closing as if it had been made again at and as of the Closing, except (i) for changes permitted or contemplated by this Agreement, (ii) for representations that are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (iii), or (iii) where the failure to be true and accurate would not in the aggregate have a Material Adverse Effect on Seller.

(b) Compliance with Covenants and Agreements.  Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing (other than to the extent that the agreements and covenants by it are to be complied with in all material respects or which are otherwise qualified by materiality, in which case they shall be complied with in all respects).

(c) Litigation.  No Proceeding shall, on the date of Closing, be pending before any Governmental Authority seeking to restrain, prohibit or obtain material damages or other material relief in connection with the consummation of the Transaction.

(d) Enerplus PRP.  Seller has notified Buyer that (i) Enerplus waived the Enerplus PRP, (ii) Seller believes that Enerplus failed to exercise the Enerplus PRP or (iii) Enerplus gave notice of its exercise of the Enerplus PRP but did not complete the acquisition contemplated by the Enerplus PRP, as contemplated by Section 6.5(c).

If Seller proceeds to Closing and to Seller’s Knowledge any condition precedent above has not been met or satisfied, such condition precedent will be deemed waived by Seller as a condition to its obligations to consummate the Transaction, and Seller hereby waives all claims for a Breach of representation or covenant related thereto.

Section 8.3.   Waiver.  At any time prior to the Closing, either Seller or Buyer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

ARTICLE IX

Closing

Section 9.1.   Closing.  The closing (herein called the “Closing”) of the Transaction shall take place in the offices of Mayer Brown LLP in Houston, Texas at 700 Louisiana, 34th Floor, at 10:00 a.m., local time, on the Closing Date.

Section 9.2.   Seller’s Closing Obligations.  At the Closing,

(a) Delivery of Assignments.  Upon receipt of payment of the amount provided in Section 9.3(a), Seller shall execute, acknowledge and deliver to Buyer separate assignments of Seller’s Interest in the Assets (the “Assignments”), containing a special warranty of title as set out in and substantially in the form of Exhibit 9.2(a) (and each with Exhibit A-1 hereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7:00 a.m., local time, at the locations of the Assets, respectively, on August 1, 2012 (herein called the “Effective Date”).

(b) Letters in Lieu.  Seller shall execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation) in form acceptable to both Parties.

(c) FIRPTA Certificate.  Seller shall execute and deliver to Buyer a FIRPTA Certificate.

(d) Turn Over Possession.  Seller shall turn over Seller’s right to possession of the Assets, subject to the rights of the co-owners thereof.

(e) Suspended Amounts. Seller shall provide to Buyer a listing of all the Suspended Amounts.  Buyer shall be responsible for proper distribution of all such Suspended Amounts to the Persons lawfully entitled to same, and Buyer shall indemnify and hold Seller harmless against any Claim or Liability (including court costs and attorneys’ fees) arising out of, related to or attributable to such Suspended Amounts.

Section 9.3.            Buyer’s Closing Obligations.  At the Closing,

(a) Payment to Seller.  Buyer shall deliver to Seller an amount equal to

(i) the Base Purchase Price; plus or minus (as the case may be)

(ii) any adjustments under Article VII and Sections 6.4(c)(ii), 6.5, 11.2, 11.5 and 13.1 that are to be made at Closing; minus

(iii) an amount equal to the sum of the Suspended Amounts; minus

(iv) the Deposit and interest thereon at the Agreed Rate pursuant to Section 3.2(d),

in immediately available funds by wire transfer to an account designated by Seller, such designation to be made at least two (2) Business Days prior to the Closing Date.

(b) Succession by Buyer.  Buyer shall (i) furnish to Seller such evidence (including evidence of satisfaction of all applicable bonding requirements set forth on Exhibit 9.3(b)) as Seller may require that Buyer is qualified with the applicable Governmental Authorities to succeed Seller as the owner of Seller’s Interest in the Assets and (ii) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable Governmental Authorities to reflect the assumption by Buyer of Plugging and Abandonment liabilities with respect to the Wells located on the Assets or on Units in which the Assets participate.

Section 9.4.   Termination.  By notice given by one Party to the other Party prior to the Closing and subject to Section 9.5, this Agreement may be terminated as follows:

(a) by Buyer if one or more of the conditions precedent set forth in Section 8.1 (i) has not been satisfied as of the Closing Date, (ii) cannot be satisfied prior to the Buyer Termination Date and (iii) has not been waived by Buyer; provided, however, that the failure to Close is not due to any breach by Buyer of any of its representations or covenants contained in this Agreement;

(b) by Seller if one or more of the conditions precedent set forth in Section 8.2 (i) has not been satisfied as of the Closing Date, (ii) cannot be satisfied prior to the Seller Termination Date and (iii) has not been waived by Seller; provided, however, that the failure to Close is not due to any breach by Seller of any of its representations or covenants contained in this Agreement; or

(c) by mutual written consent of Buyer and Seller;

(d)	by Seller or Buyer pursuant to the terms of Section 7.4(c);

(e) by Seller if the Closing has not occurred by the Seller Termination Date; provided, however, that the failure to Close is not due to any breach by Seller of any of its representations or covenants contained in this Agreement;

(f) by Buyer if the Closing has not occurred by the Buyer Termination Date; provided, however, that the failure to Close is not due to any breach by Buyer of any of its representations or covenants contained in this Agreement;

(g) automatically, if Enerplus completes the acquisition contemplated in the Enerplus PRP, as provided in Section 6.5(d);

(h) by Seller, effective immediately upon written notification given by Seller to Buyer, if Buyer fails to timely pay the Deposit to Seller in the manner provided in Section 3.2(a); or

(i) by Seller, effective immediately upon written notification given by Seller to Buyer, if Parent fails to execute and deliver the Guarantee within one (1) Business Day after the Execution Date.

Section 9.5.   Effect of Termination.  If this Agreement is terminated pursuant to Section 9.4, this Agreement (except Sections 3.2, 6.3, 6.5(e), 9.5, 9.6, 12.6, 12.7 and 12.8, Articles XIV, XV and XVI and the definitions related to the foregoing, will survive such termination) will terminate without further action by either Party and without Liability of either Party to the other hereunder; provided, however, that, except as expressly set forth in this Agreement, no Party will be released from Liability hereunder if this Agreement is terminated because of a Breach of this Agreement by such Party.  Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 9.4(h) or Section 9.4(i), no provision of this Agreement shall survive such termination and neither Party shall have any further rights or obligations hereunder except, in the case of a termination under Section 9.4(i), Buyer shall be entitled to receive a refund from Seller of the entirety of the Deposit for Buyer’s own account, payable by Seller within three (3) Business Days following such termination.

Section 9.6.  Disposition of Deposit; Other Remedies.

(a) In the event that Seller has terminated this Agreement under (i) Section 9.4(b) because one or more of the conditions in Section 8.2(a) or 8.2(b) has not been satisfied or (ii) Section 9.4(e) while all conditions precedent to the obligations of Buyer set forth in Section 8.1 have been satisfied or waived by Buyer and while Seller stands ready to proceed with the Closing, then Seller may retain the entirety of the Deposit for the sole account and use of Seller, and Seller’s retention of the Deposit shall constitute liquidated damages hereunder, which remedy shall be the sole and exclusive remedy available to Seller for such failure of the Closing to occur, and Seller expressly waives any and all other remedies, legal or equitable, that it otherwise may have had for Buyer’s Breach of this Agreement or failure or refusal to close and Buyer shall have no further Liability hereunder.

(b) IN THE EVENT THAT SELLER RETAINS THE DEPOSIT PURSUANT TO SECTION 9.6(a), THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

(c) If this Agreement is terminated pursuant to Section 9.4 and Seller is not entitled to retain the Deposit under Section 9.6(a), Buyer shall be entitled to receive a refund from Seller of the entirety of the Deposit for Buyer’s own account, payable by Seller within three (3) Business Days following such termination.

(d) In the event that Buyer has terminated this Agreement under (i) Section 9.4(a) because one or more of the conditions in Section 8.1(a) or 8.1(b) has not been satisfied or (ii) Section 9.4(f) while all conditions precedent to the obligations of Seller set forth in Section 8.2 have been satisfied or waived by Seller and while Buyer stands ready to proceed with the Closing, then Buyer may elect to pursue a Claim against Seller for Losses caused by or related to the circumstances giving rise to such termination and exercise all other available rights and remedies, legal or equitable, subject to the terms of this Agreement.

ARTICLE X

Post-Closing Actions

Section 10.1.   Transfer of Files.  Seller will deliver to Buyer, at Buyer’s expense, and within twenty-one (21) days after Closing, the originals of all of the Records, except that Seller is not obligated to furnish Buyer any data or information that Seller cannot provide to Buyer without, in Seller’s judgment, violating or risking a Claim of violating any Law, or Breaching, or risking a Claim of a Breach of, agreements with other Persons, or waiving, or risking a Claim of waiving, legal privilege.  It is expressly understood that Buyer is not acquiring, and Seller is not obligated to transfer to Buyer, any Geological Data (other than Available Geological Data), or other similar data, or any interpretations thereof, or other data or records related thereto that Seller cannot transfer without, in Seller’s judgment, violating or risking a Claim of violating, any Law, or Breaching, or risking a Claim of a Breach of, agreements with other Persons or waiving, or risking a Claim of waiving, legal privilege.  Seller may, at its election, make and retain copies of any or all such files.  Buyer shall preserve all files so delivered by Seller for a period of two (2) years following Closing and will allow Seller access (including the right to make copies at Seller’s expense) to such files upon reasonable notice at all reasonable times.

Section 10.2.   Notifications by Buyer.  Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, Hydrocarbon purchasers and Governmental Authorities that it has purchased Seller’s Interest in the Assets.

ARTICLE XI

Accounting Adjustments

Section 11.1.   Adjustments for Revenues and Expenses.  Appropriate adjustments shall be made between Buyer and Seller so that:

(a) Buyer will bear all expenses that are incurred in the operation of the Assets after the Effective Date, including all drilling costs, all capital expenditures, all overhead charges under applicable operating agreements (regardless of whether such operating agreements are with Third Parties or related entities and regardless of whether Seller is the operator or a non-operator), all other overhead charges actually charged by Third Parties and, in the event that there is any instance where Seller is the operator of a Well and there is no operating agreement, all overhead charges currently being charged per Well per month (prorated for any period less than one (1) month and proportionately reduced to Seller’s Working Interest in any such Well) for each month or part thereof between the Effective Date and Closing, and Buyer will be entitled to receive all proceeds (net of applicable production, severance and similar Taxes) from sales of Hydrocarbons that are produced from (or attributable to) Seller’s Interest in the Assets and that are produced on and after the Effective Date; and

(b) except as provided in Section 11.3 and Article XII, Seller will bear all expenses that are incurred in the operation of the Assets before the Effective Date and attributable to Seller’s Interest therein, and Seller will receive all proceeds (net of applicable Hydrocarbon production, severance and similar Taxes) from the sale of Hydrocarbons that were produced from (or attributable to) Seller’s Interest in the Assets and that were produced before the Effective Date; and

(c) Buyer will bear all drilling costs, reworking costs, and all other capital expenditures and costs attributable to Seller’s Interest in the Assets that were or are incurred in connection with the development, exploration or operation of the Assets after the Effective Date.  Seller will bear all drilling costs, reworking costs and all other capital expenditures attributable to Seller’s Interest in the Assets that were incurred, in connection with the development, exploration or operation of the Assets, before the Effective Date.

It is agreed that, in making such adjustments:

(i) oil and other liquid Hydrocarbons that were produced from the Oil and Gas Properties and that were, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date;

(ii) ad valorem and similar Taxes attributable to periods prior to the Effective Date shall be borne by Seller and ad valorem Taxes attributable to periods on or after the Effective Date shall be borne by Buyer (ad valorem and similar Taxes shall be considered assessed for the period for which they are stated to be assessed, even if the same are based on Hydrocarbon production or other activities occurring in prior periods);

(iii) ad valorem and similar Taxes attributable to a period that the Effective Date splits shall be prorated based on the number of days in such period that fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date);

(iv) the provisions of Section 16.3 shall be given effect as if the same had taken effect on the Effective Date;

(v) Casualty Losses shall be handled in accordance with Section 13.1;

(vi) delay rentals shall be attributable to the period for which they are paid (e.g., annual delay rentals due on July 1, 2012 shall be attributable to the period from July 1, 2012 through June 30, 2013) rather than to the time when paid and shall be prorated with respect to such period in the same manner as ad valorem Taxes; and

(vii) no consideration shall be given to Liabilities for the local, state or federal income Taxes of any Party.

Section 11.2.   Initial Adjustment at Closing.  At least four (4) days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in Section 11.1 based on amounts that prior to such time have actually been paid or received by Seller in conformance with GAAP.  Buyer and Seller shall use Best Reasonable Efforts to agree upon such adjustments prior to Closing, provided that, if agreement is not reached, Seller’s computation shall be used at Closing, subject to further adjustment under Section 11.3.  If the amount of adjustments so determined that would result in a credit to Buyer exceed the amount of adjustments so determined that would result in a credit to Seller, the Base Purchase Price to be paid by Buyer to Seller at Closing shall be decreased by the amount of such excess. Alternatively, if the amount of adjustments so determined that would result in a credit to Seller exceed the amount of adjustments so determined that would result in a credit to Buyer, then, the Base Purchase Price to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

Section 11.3.   Adjustment Post Closing.  On or before one hundred and twenty (120) days after Closing, Buyer and Seller shall have reviewed any additional information that may then be available pertaining to the adjustments provided for in Section 11.1, and shall have determined if any additional adjustments should be made beyond those made at Closing (whether the same are made to account for expenses or revenues not considered in making the adjustments made at Closing or to correct errors made in the adjustments made at Closing) and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller, such payments to be made within one hundred and fifty (150) days after Closing.  During the period between Closing and the point in time when such post-closing adjustment has been agreed to, Buyer shall, on a monthly basis, pay over to Seller any revenue received by it with respect to Seller’s Interest in the Assets that was, under Section 11.1, to be reserved by Seller; such payments shall be considered in making such post-closing adjustment.

Section 11.4.   Additional Adjustments.  On or before ninety (90) days after the 120-day period referenced in Section 11.3, and on or before each subsequent ninety (90) day period, should any additional adjustments provided for in Section 11.1 be required after such adjustments under Section 11.3 are concluded, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer, in either event within thirty (30) days after such ninety-day period.

Section 11.5.   Imbalance Adjustments.  At Closing, Buyer and Seller shall, based upon data available at that time, determine (i) the total amount of “overproduction” of gas as of the Effective Date with respect to the Wells listed on Schedule I (e.g., volumes of gas, measured in MMBtu, taken from such Wells by Seller in excess of those volumes that the ownership of Seller’s Interest in the Assets would entitle it to receive) and (ii) the total amount of “underproduction” of gas as of the Effective Date with respect to Wells listed in Schedule I (e.g., the amount by which the volumes of gas, measured in MMBtu, from such Wells that Seller would be entitled to take pursuant to Seller’s Interest in the Assets exceeds the volumes taken by Seller from such Wells).  If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined), then, the Base Purchase Price shall be decreased by an amount equal to Five Dollars ($5.00) times such excess.  If the total amount of underproduction (as so determined), exceeds the total amount of overproduction (as so determined), then, the Base Purchase Price shall be increased by an amount equal to Five Dollars ($5.00) times such excess.

ARTICLE XII

Indemnification

Section 12.1.   Indemnification By Buyer.  From and after the Closing, Buyer shall indemnify and hold Seller and each of its Associated Parties harmless from and against any and all Proceedings, Claims and Losses of any kind or character (individually, a “Seller’s Indemnified Loss” and collectively “Seller’s Indemnified Losses”) to the extent arising out of:

(a) subject to Section 16.1, any Breach of any representation, covenant or agreement of Buyer contained in this Agreement,

(b) the ownership and/or operation of the Assets prior to and after the Closing (including those arising under the Basic Documents); provided that Buyer is not obligated to indemnify Seller under this Section 12.1(b) for any Buyer’s Indemnified Loss to the extent that Seller is obligated to indemnify Buyer for such Buyer’s Indemnified Loss pursuant to this Agreement,

(c) the condition of the Assets (“Condition of the Assets”) on the Closing Date (including within such matters all obligations to properly Plug and Abandon, or replug and re-abandon, Wells located on, or production from which is attributable to, the Assets, to restore the surface of the Lands and to comply with, or to bring the Assets into compliance with, Applicable Environmental Laws, including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing,

(d) any matter or item for which Buyer has expressly agreed to indemnify Seller pursuant to any provision of this Agreement, or

(e) any Title Defect and Environmental Defect, except for any right of Buyer under Article VII (i) to an adjustment to the Base Purchase Price for such Title Defect or Environmental Defect, or (ii) to exclude an Asset for such Title Defect or Environmental Defect and receive a reduction in the Base Purchase Price to account for the exclusion of such Asset.

Section 12.2.   Indemnification By Seller.  From and after Closing, Seller shall indemnify and hold Buyer (and its Associated Parties) harmless from and against any and all Proceedings, Claims and Losses (individually, a “Buyer’s Indemnified Loss” and, collectively, “Buyer’s Indemnified Losses”) to the extent arising out of:

(a) subject to Section 16.1, any Breach of any representation, covenant or agreement of Seller contained in this Agreement, or

(b) any Retained Liabilities; provided that Seller shall not be required to indemnify or hold harmless, or otherwise be liable to, any Person under this Agreement with respect to any services or products provided by Seller or any of its Affiliates relating to Seller’s Oilfield Services Business or Seller’s Oilfield Services Technology.

Section 12.3.   Express Negligence/Conspicuous Manner.  ALL OF THE INDEMNIFICATION OBLIGATIONS UNDERTAKEN BY BUYER IN SECTION 12.1 AND BY SELLER IN SECTION 12.2 ARE UNDERTAKEN, AND SHALL APPLY, WITH RESPECT TO ALL PROCEEDINGS, CLAIMS AND LOSSES LISTED OR DESCRIBED THEREIN REGARDLESS WHETHER ARISING FROM OR IN CONNECTION WITH PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS AND REGARDLESS WHETHER ANY PERSON (INCLUDING THE INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE INDEMNIFIED PARTY.  BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE XII COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING THE INDEMNIFYING PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY.  SELLER AND BUYER UNDERSTAND THAT PURSUANT TO THIS AGREEMENT, EACH PARTY IS SOMETIMES AN INDEMNIFYING PARTY AND SOMETIMES AN INDEMNIFIED PARTY.  EACH INDEMNIFYING PARTY REPRESENTS TO THE INDEMNIFIED PARTY (a) THAT IT, THE INDEMNIFYING PARTY, HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT IT WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (b) THAT IT, THE INDEMNIFYING PARTY, FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

Section 12.4.   Notice of Claim.  If indemnification pursuant to Section 12.1 or 12.2 is sought, the Indemnified Party shall give written notice to the Indemnifying Party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for and amount of such claim, and shall allow the Indemnifying Party to assume and conduct the defense of any Proceeding pertaining thereto with counsel reasonably satisfactory to the Indemnified Party and cooperate with the Indemnifying Party in the defense thereof; provided, however, that the omission to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice or as otherwise provided in Section 16.1(e).  The Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party only if the Indemnified Party is advised by counsel that an actual conflict of interest makes it advisable for the Indemnified Party to be represented by separate counsel.  Notwithstanding the foregoing, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit a judgment by default in any Proceeding, or with respect to any Claim, subject to indemnification hereunder if such activity does not provide for a full release of the other Party or such activity results in any other detriment to the other Party.  The Parties agree to cooperate with each other to ensure the proper and adequate defense of any matter with respect to which indemnification may be applicable.

Section 12.5.   Exclusive Remedies After the Closing.

(a) Following the Closing, the sole and exclusive remedy for any and all Claims arising under, out of or related to this Agreement, or the sale and purchase of Seller’s Interest in the Oil and Gas Properties, shall be the rights set forth in Article VII, Article XI and this Article XII only and the Assignments, and no Person will have any other remedy, entitlement or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.

(b) No Person is asserting the truth of any representation set forth in this Agreement; rather, the Parties have agreed that, should any representations of any Party prove untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor but that no other rights, remedies or causes of action not so specified (whether in law or in equity or whether in contract or in tort) are permitted to any Party hereto as a result of the untruth of any such representation.

(c) Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other Claim arising in connection with or with respect to the Transaction.  As the payment of money shall be adequate compensation, Buyer and Seller each waive any right to rescind this Agreement or the Transaction.

Section 12.6.   Limitations on Indemnity Obligations.

(a) Anything to the contrary notwithstanding, Seller shall not be obligated to indemnify Buyer or any of Buyer’s Associated Parties for Buyer’s Indemnified Losses arising from any Breach of any of Seller’s representations contained in this Agreement unless and until the aggregate of all of such Buyer’s Indemnified Losses exceed an amount equal to one quarter of one percent (0.25%) of the Base Purchase Price (the “Indemnity Threshold Amount”) and then Seller shall only be liable for such Buyer’s Indemnified Losses in excess of such Indemnity Threshold Amount.

(b) Anything to the contrary notwithstanding, Buyer shall not be obligated to indemnify Seller or any of Seller’s Associated Parties for Seller’s Indemnified Losses arising from any Breach of any of Buyer’s representations contained in this Agreement unless and until the aggregate of all of such Seller’s Indemnified Losses exceed the Indemnity Threshold Amount and then Buyer shall only be liable for such Seller’s Indemnified Losses in excess of such Indemnity Threshold Amount.

(c) Anything to the contrary notwithstanding, Seller’s Liability under this Agreement to indemnify Buyer and Buyer’s Associated Parties shall not exceed an aggregate amount equal to twelve percent (12%) of the Purchase Price.

Section 12.7.   No Multiple Recoveries. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty or covenant.

Section 12.8.   Certain Insurance Matters. An Indemnified Party shall use Best Reasonable Efforts to pursue, and to cause its Affiliates to pursue, all claims with respect to Third Party insurance arrangements to which it may be entitled in connection with any Losses for which a Claim for indemnification is made, and the Parties shall cooperate with each other in pursuing such insurance claims with respect to any such Losses or any indemnification obligations from Third Parties with respect to any such Losses.  The amount of any Losses subject to indemnification under this Article XII shall be reduced by any Third Party insurance proceeds or other recoveries received or realized (less the costs expended by such Indemnified Party for obtaining or attempting to obtain such proceeds or recoveries) by any applicable Indemnified Party with respect to such Losses.  If an Indemnified Party receives Third Party insurance proceeds or other recoveries with respect to Losses that were the subject of indemnification under this Article XII at any time subsequent to indemnification being provided hereunder, then such Indemnified Party shall promptly pay such proceeds or recoveries (less the costs expended by such Indemnified Party for obtaining or attempting to obtain such proceeds or recoveries) to the applicable Indemnifying Party up to the amount of such indemnification previously paid by such Indemnifying Party.  For the avoidance of doubt, transactions with and payments or receipts relating to any self-insurance, fronting programs or captive insurance of or held by an Indemnified Party shall not be subject to this Section 12.8, and the applicable Indemnifying Party shall not receive any credit or payment in respect thereof.

ARTICLE XIII

Casualty Losses

Section 13.1.   Casualty Loss.  In the event any portion of the Assets is damaged or destroyed by fire or other casualty, or lost or taken under the right of eminent domain, prior to the Closing (“Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close.  The Base Purchase Price shall be reduced at the Closing by the amount of all sums paid to Seller by Third Parties (including Third Party insurance proceeds), up to the Allocated Amount of the Assets affected by such Casualty Loss and Seller shall assign, transfer and set over unto Buyer at the Closing all of the rights, title and interest of Seller in and to any Claims arising out of such Casualty Loss (“Compensation Claims”).  Notwithstanding anything to the contrary in this Section 13.1 and subject to Section 6.4(c)(iv), Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for the failure to carry or maintain, any insurance coverage with respect to any of the Assets.

ARTICLE XIV

Notices

Section 14.1.   Notices.  All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service that provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:

ENCORE ENERGY PARTNERS OPERATING LLC
5847 San Felipe, Ste. 3000, Houston, Texas 77057
Attn: Mark Carnes/Scott W. Smith
Facsimile:  832-327-2260

If to Seller:

HALLIBURTON ENERGY SERVICES INC.
2107 CityWest Blvd., Bldg. 2, Houston, TX 77042-3051
Attn: Senior Director, Oil & Gas Assets
Facsimile: 713-839-2660

and shall be considered delivered on the date of receipt.  Any Party may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other Parties, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

ARTICLE XV

Confidentiality Agreement

Section 15.1.   Confidentiality.  The Confidentiality Agreement dated August 20, 2012, between Parent and Seller (the “Confidentiality Agreement”) is not terminated hereby, and all information provided by or on behalf of Seller, or otherwise made available to Buyer, pursuant to Section 6.1, Section 6.2, Section 16.18 or any other provision of this Agreement, and all of the terms of this Agreement and the Transaction, shall be subject to all of the confidentiality, non-disclosure, limitation of use and other obligations undertaken by Parent in the Confidentiality Agreement, notwithstanding paragraph 9 or any other provision to the contrary therein; provided, however, that if the Closing occurs, then (i) the Confidentiality Agreement shall terminate as of the Closing Date and (ii) except as contemplated or allowed by Section 16.13, neither Party shall make any disclosure to any Person(s) with respect to the terms of this Agreement or the Transaction without the prior written consent of the other Party.

ARTICLE XVI

Miscellaneous Matters

Section 16.1.   Survival of Provisions.

(a) All of Seller’s representations contained in Article IV of this Agreement, and all covenants to be performed by Seller prior to Closing, shall survive the Closing and the delivery of the Assignments but only for a period (“Survival Period”) of twelve (12) months from and after the Closing, provided that the representations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(d) shall survive the Closing indefinitely.

(b) All of Buyer’s representations contained in Article V of the Agreement shall survive the Closing for the Survival Period, provided that the representations set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(f), Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(p), Section 5.1(q) and Section 5.1(r) shall survive the Closing indefinitely.

(c) Subject to Section 16.1(a), each covenant of Seller or Buyer contained in this Agreement shall survive the Closing and the delivery of the Assignments until fully performed.

(d) Notwithstanding anything to the contrary, Seller shall have no obligation to indemnify Buyer or any of its Associated Parties for any Proceeding, Claim or Loss to the extent based upon any Breach of any of Seller’s representations or covenants the survival of which is limited by Sections 16.1(a) and 16.1(c), respectively, unless Seller has been notified of such Proceeding, Claim or Loss by the Indemnified Party prior to the date such representation or covenant ceases to survive.

Section 16.2.   Further Assurances.  After the Closing, each Party shall use its Best Reasonable Efforts to execute and deliver, and shall otherwise cause to be executed and delivered, from time to time such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively complete the Transaction.  Without limiting the generality of the foregoing, after the Closing, Buyer shall cooperate with and use its Best Reasonable Efforts to assist Seller, to the extent reasonably requested by Seller, in (a) obtaining from Enerplus, executing and recording any assignments and/or other curative instruments to which Seller or Buyer (as Seller’s successor in respect of the Assets) is entitled in accordance with the terms of the Montana JDA or any other Contract and (b) unless the Stipulation has been finalized and executed before the Closing as contemplated by Section 6.4(g), reviewing and approving the terms of the Stipulation, as the same may be revised and approved by the other Persons proposed to be parties to the Stipulation, and executing and delivering the same.

Section 16.3.   Gas Imbalances, Makeup Obligations.  Without limitation of any other provision of this Agreement, it is expressly understood and agreed that, upon the occurrence of Closing, but effective as of the Effective Date, Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to Seller’s Interest in the Assets (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level and regardless of whether the same arise under contract or otherwise).  As a result of such succession, Buyer shall (a) be entitled to receive any and all benefits that Seller would have been entitled to receive by virtue of such imbalances (including rights to produce and receive volumes of production in excess of volumes that it would otherwise be entitled to produce and receive by virtue of ownership of Seller’s Interest in the Assets and rights to receive cash balancing payments) and (b) be obligated to suffer any detriments that Seller would have been obligated to suffer by virtue of such imbalances and make-up obligations (including the obligation to deliver to others production volumes that would have otherwise been attributable to its ownership of Seller’s Interest in the Assets, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (c) be responsible for any and all royalty obligations with respect to such imbalances (including any of the same arising out of royalties having been paid on an “entitlement” basis rather than a “receipts” basis).

Section 16.4.   Waiver of Consumer Rights.  Buyer hereby waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections, and any similar Law in any other state to the extent such Act or similar Law would otherwise apply.  After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver.  To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the Transaction, (c) is not in a significantly disparate bargaining position and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with the Transaction, and such attorney was not directly or indirectly identified, suggested or selected by Seller or an agent of Seller.

Section 16.5.   Parties Bear Own Expenses.  Subject to and without limiting the indemnification and other obligations expressly undertaken herein, each Party shall bear and pay all expenses (including legal fees) incurred by it in connection with the negotiation and execution of this Agreement and the Transaction.

Section 16.6.   No Sales Taxes.  No sales, transfer or similar Tax will be collected at Closing from Buyer in connection with the Transaction.  If, however, the Transaction is later deemed to be subject to sales, transfer or similar Tax for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its Associated Parties) harmless, for any and all sales, transfer or other similar Taxes (including related penalty, interest or legal costs) due by virtue of this Transaction on Seller’s Interest in the Assets transferred pursuant hereto, and the Buyer shall remit such Taxes at that time.  Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such Taxes have been met.

Section 16.7.   Entire Agreement.

(a) This Agreement, including the Schedules and Exhibits hereto (which are an integral part hereof), the Assignments, the Parent Guarantee and other transaction documents expressly contemplated herein and the Confidentiality Agreement, contain the entire agreement of the Parties respecting the subject matter hereof and thereof, and supersede all prior agreements among the Parties respecting the subject matter hereof and thereof.  The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction, and nothing in this Agreement or any document contemplated hereby shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto.

(b) The sole and exclusive remedies for any Breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any Claim otherwise arising out of the subject matter hereof shall be those remedies available at law or in equity for Breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the Parties hereby agree that neither Party hereto shall have any remedies or Claim (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 16.8.   Amendments, Waivers.  This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by both Parties.  No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 16.9.   Choice of Law, Jurisdiction and Waiver of Jury Trial.

(a) Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of Texas applicable to contracts made and to be performed entirely within such state and by the Laws of the United States of America, except that, to the extent that the Law of a state in which a portion of the Assets is located (or which is otherwise applicable to a portion of the Assets) necessarily governs, the Law of such state shall apply as to that portion of the property located in (or otherwise subject to the Laws of) such state.

(b) Without limiting any express agreement herein by the Parties to submit certain matters to arbitration, each Party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any state or federal court located in Harris County, Texas, in any dispute or Proceeding arising out of or relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such Proceeding may be heard and determined in any such court.

(c) BUYER AND SELLER HEREBY (i) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION, AND (ii) CERTIFY THAT NEITHER PARTY NOR ANY REPRESENTATIVE OR COUNSEL FOR EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

(d) The Parties consent to the jurisdiction of any court referred to in Section 16.9(b) to enforce the arbitration provisions of Exhibit 1 of this Agreement and to enter judgment upon any decision of any such arbitrator.

Section 16.10.   Time of Essence.  Time is of the essence in this Agreement.

Section 16.11.   No Assignment.  Neither Party shall have the right to assign its rights under this Agreement without the prior written consent of the other Party.

Section 16.12.   Successors and Assigns.  Subject to the limitation on assignment contained in this Section 16.12, this Agreement shall be binding on and inure solely to the benefit of the Parties and their respective successors and assigns, and to the benefit of any Indemnified Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16.13.   Press Releases.  If a Party proposes to issue any public announcement, press release or similar publicity with respect to this Agreement or the Transaction (a “Press Release”), then it shall furnish a draft of such Press Release to the other Party for review and comment.  Any such Press Release issued by or on behalf of Buyer shall not disclose the identity of Seller or its Associated Parties without Seller’s written consent.  After review and comment, the Parties shall use their respective Best Reasonable Efforts to agree upon the text of the Press Release, and the Press Release will be issued, if at all, only at such time and in such manner as Buyer and Seller jointly determine; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller (a) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates, (b) to Governmental Authorities and Third Parties holding Preferential Rights or Required Consents that may be applicable to the Transaction as reasonably necessary to obtain waivers of such rights or such consents, or (c) after the Closing has occurred, for any bona fide business purpose consistent with the intent or purposes of this Agreement, to any Persons who have a contractual or other duty to maintain the confidentiality of the information disclosed to such Person.

Section 16.14.   Bulk Sales Laws.  Buyer hereby waives compliance with the provisions of any applicable bulk sales or bulk transfer Laws.

Section 16.15.   Counterpart Execution; Electronic Execution.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original and all of which constitute, collectively, one instrument.  It is not necessary that each Party hereto execute the same counterpart so long as identical counterparts are executed by each such Party hereto.  However, this Agreement shall not be binding on any Party unless and until it has been executed and delivered by Buyer and Seller.  This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 16.16.   Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Section 16.17.   NO SPECIAL DAMAGES.  IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY UNDER THIS AGREEMENT, ANY ASSIGNMENT OR OTHER TRANSACTION DOCUMENT EXPRESSLY CONTEMPLATED HEREIN, ANY RELATED AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTION FOR SPECULATIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR ANY LOSS OF FUTURE REVENUE, INCOME OR PROFITS OR ANY DIMINUTION OF VALUE RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY OR FOR ANY OTHER DAMAGES THAT ARE NOT THE PROBABLE AND REASONABLY FORESEEABLE RESULT OF ANY BREACH HEREOF OR THEREOF.  THE PRECEDING SENTENCE DOES NOT PRECLUDE OR LIMIT ANY OBLIGATION TO MAKE ANY PAYMENTS WHICH EITHER PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO THE OTHER PARTY OR ANY CLAIMS OF ANY THIRD PARTY FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT.

Section 16.18.  Audit Rights. Buyer, at Buyer’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses of Seller attributable to the Assets, solely for the purpose of the preparation and audit of any financial statements relating to the Assets acquired pursuant to this Agreement to the extent required to be filed by Buyer or its Affiliates with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or to be filed with, or provided to, any other regulatory authority or pursuant to any other Applicable Law.  Seller agrees, from the date of this Agreement until one hundred eighty (180) days after the Closing, that Seller will cooperate with and assist such auditors as may be reasonably required in order for Buyer and its Affiliates to prepare such financial statements in accordance with the requirements of Regulation S-X under the Securities Act, limited to making available (at Buyer’s sole cost and expense) books, records and personnel of Seller reasonably requested by such auditing firm in connection therewith.  Requests by Buyer for books, records and personnel pursuant to this Section 16.18 shall be given with reasonable specificity and with reasonable advance notice to Seller so as not to unreasonably interfere with Seller’s conduct of business.  Buyer shall reimburse Seller for its reasonable out-of-pocket and overhead costs incurred in connection with Seller’s compliance with the provisions of this Section 16.18.  Notwithstanding anything to the contrary contained in this Agreement, (a) in no event shall Seller or its Affiliates be required to provide any representation letters to any Person as a result of its obligations under this Section 16.18; and (b) nothing in this Section 16.18 shall require any cooperation or assistance on the part of Seller to the extent it would interfere unreasonably with the business or operations of Seller.

[Signatures begin on following page]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the Execution Date.

SELLER

HALLIBURTON ENERGY SERVICES, INC.

By:  /s/ Paul R. Koeller
Name: Paul R. Koeller
Title: Vice President

BUYER

ENCORE ENERGY PARTNERS OPERATING LLC

By:  /s/ Scott W. Smith
Name: Scott W. Smith
Title: President & CEO